             Filed with the Securities and Exchange Commission, via
                        Edgar, on August    , 1996
                                         ---
                                     Registration No. 333-

=========================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                          ----------------------

                                 FORM S-1
                          REGISTRATION STATEMENT
                                   UNDER
                       THE SECURITIES ACT OF 1933

                          ----------------------

                         BUCK HILL FALLS COMPANY
          (Exact name of registrant as specified in its charter)

       Pennsylvania                 7999              24-0536840
- -------------------------    -------------------   -----------------
(State or other jurisdic-    (Primary Standard     (I.R.S. Employer
 tion of incorporation        Industrial            Identification
   or organization)          Classification Code            No.)
                                  Number)

      Cresco Road, Buck Hill Falls, Pennsylvania 18323, 717-595-7511
     -----------------------------------------------------------------
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             David B. Ottaway
                          Chairman of the Board
                         Buck Hill Falls Company
                               Cresco Road
                    Buck Hill Falls, Pennsylvania 18323
                               717-595-7511
         ---------------------------------------------------------
         (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          -----------------------
                                 Copy to:
                           William J. Morehouse
                    Wolf, Block, Schorr and Solis-Cohen
                      Twelfth Floor Packard Building
                     Philadelphia, Pennsylvania  19102
                              (215) 977-2190

        Approximate date of commencement of proposed sale to the public:
As promptly as practicable after the effective date of this Registration Statement.

        If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        ---------------------------

                      CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------

                               Proposed     Proposed
Title of each                  offering     maximum          Amount of
class to       Amount to       price        aggregate        registration
be registered  be registered   per share(1) offering price   fee
- --------------------------------------------------------------------------
Class A Common 75,000          $20.00       $1,500,000        $517.24
Stock, no      shares
par value

Common Stock   31,463           20.00          629,260         216.99
no par value   shares                                         -------
                                                              $734.23
                                                              =======
- --------------------------------------------------------------------------

(1)     Estimated solely for purposes of calculating the registration fee.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
==========================================================================

                          BUCK HILL FALLS COMPANY

             Cross-Reference Sheet Required by Item 501(b) of
             Regulation S-K Showing Location in Prospectus of
            Information Required by Items of Part I of Form S-1


Item No.     Form S-1 Item and Caption          Location in Prospectus
- --------     -------------------------          -----------------------

   1.        Forepart of the Registration       Forepart of the
             Statement and Outside Front        Statement and Front Cover
             Cover Page of Prospectus           Page of Prospectus
   2.        Inside Front and Outside Back      Inside Front
             Cover Pages of Prospectus          Cover Page of Prospectus
   3.        Summary Information and Risk       Prospectus Summary; Risk
             Factors and Ratio of Earnings      Factors; Selected
             to Fixed Charges                   Consolidated Financial
                                                Data
   4.        Use of Proceeds                    Use of Proceeds
   5.        Determination of Offering          The Offering
             Price
   6.        Dilution                           Dilution
   7.        Selling Security Holders           Not Applicable
   8.        Plan of Distribution               Front Cover Page of
                                                Prospectus; The Offering
   9.        Description of Securities          Front Cover Page of
             to be Registered                   Description of Capital
                                                Stock
  10.        Interests of Named Experts         Not Applicable
             and Counsel
  11.        Information with Respect           Prospectus Summary; Risk
             to the Registrant                  Factors The Company;
                                                Dilution; Selected
                                                Consolidated Financial
                                                Data; Management's
                                                Discussion and Analysis of
                                                Financial Condition and
                                                Results of Operations;
                                                Business; Management;
                                                Security Ownership of
                                                Certain Beneficial Owners
                                                and Management;
                                                Description of Capital
                                                Stock; Legal Matters;
                                                Experts; Additional
                                                Information; Consolidated
                                                Financial Statements
  12.        Disclosure of Commission           Not Applicable
             Position on Indemnification
             for Securities Act Liabilities

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

             SUBJECT TO COMPLETION, DATED AUGUST    , 1996.
PROSPECTUS                                       ---
                               75,000 Shares
                          BUCK HILL FALLS COMPANY
                           Class A Common Stock
                              (No Par Value)

        The Class A Common Stock (the "Class A Stock") is being offered by Buck Hill Falls Company (the "Company") only to those persons who own Common Stock in the Company and are an owner or co-owner of a cottage and/or lot in the Buck Hill Falls community ("Qualified Owners"). Qualified Owners are offered the opportunity to purchase 200 shares per property for $20 per share or an aggregate price of $4,000, payable over five years at $800 annually or, if paid in full by October 31, 1996, for $17.50 per share or an aggregate price of $3500 for 200 shares. All 200 shares must be purchased by a Qualified Owner if any are purchased. If all shares of Class A Stock are not subscribed within 15 days after the date of this Prospectus, the Company intends to offer Qualified Owners who did subscribe the opportunity to purchase up to 200 additional shares per property on the same terms. See "The Offering." The shares of Class A Stock are identical to the outstanding shares of the Company's Common Stock except that the Class A Stock may, with certain exceptions, only be held by or transferred to a Qualified Owner. See "Description of Capital Stock."

        Upon completion of this offering, the Company intends to offer the holders of its Common Stock who are not Qualified Owners the opportunity to purchase additional shares of Common Stock at $20 per share. See
"The Offering".

        There is no market for the Class A Stock and, because its transferability is severely restricted, none is expected to develop following this offering.

THE CLASS A COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

                               -------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY SUCH STATE SECURITIES COMMISSION PASSED UPON THE
               ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
==========================================================================
                        Price to        Underwriting       Proceeds to
                        Public (1)      Discount (2)       Company (1)(3)
- --------------------------------------------------------------------------
Per Share               $20.00          $  None            $ 20.00

Total                   $1,500,000      $  None            $1,500,000
==========================================================================

(1) Assumes all shares are subscribed and are paid for over five years. If payment for all shares is made on or prior to October 31, 1996, the Price to Public would be $17.50 per share and the total Proceeds to Company would be $1,312,500 (less expenses). There is no minimum number of shares that must be sold if any shares are to be sold.

(2) This offering is made directly by the Company through its regular officers and directors. No commissions or fees will be paid.
(3) Before deducting expenses of the offering to be paid by the Company, estimated at $50,000.

        The date of this Prospectus is                     , 1996.
                                       --------------------

              SUBJECT TO COMPLETION, DATED AUGUST    , 1996.
PROSPECTUS
                                     SHARES
                               ------
                          BUCK HILL FALLS COMPANY
                               COMMON STOCK
                              (NO PAR VALUE)

        Buck Hill Falls Company (the "Company") has completed an offering of Class A Common Stock (the "Class A Stock") limited to those persons who own Common Stock in the Company and are an owner or co-owner of a cottage and/or lot in the Buck Hill Falls community ("Qualified Owners"). A total
of         shares of Class A Stock were subscribed by Qualified Owners
   -------
at an average price of $      per share. For a description of the terms
                        -----
of the offering of Class A Stock, see "The Offering -- Class A Stock."
The shares of Class A Stock are identical to the shares of the Company's Common Stock offered hereby except that the Class A Stock may, with certain exceptions, only be held by or transferred to a Qualified Owner. See "Description of Capital Stock."

        The purpose of this offering is to give the holders of the Company's Common Stock of record on the date of the offering of Class A Stock, and who are not Qualified Owners, the opportunity to purchase at $20 per share up to that number of additional shares of Common Stock which, in the judgment of the Company, would enable each such person who so desires to maintain his or her percentage interest in the Company. For more information concerning this offering and how to subscribe, see "The Offering -- Common Stock."

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                            SEE "RISK FACTORS."
                               -------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY SUCH STATE SECURITIES COMMISSION PASSED UPON THE
              ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
==========================================================================
                  Price to         Underwriting      Proceeds to
                  Public(1)        Discount(2)       Company(1)(3)
- --------------------------------------------------------------------------
Per Share         $20              $  None           $20

Total             $                $  None           $
                   -----                              ------
==========================================================================
(1) Assumes all shares are sold. There is no minimum number of shares that must be sold if any shares are to be sold.
(2) This offering is made directly by the Company through its regular officers and directors. No commissions or fees will be paid.
(3) Before deducting expenses of the offering to be paid by the Company, estimated at $5,000.

         The date of this Prospectus is                    , 1996.
                                        -------------------
                             [ALTERNATIVE COVER PAGE]

        Until                    , 1996 all dealers effecting
              ------------------- transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.

                             TABLE OF CONTENTS
                             -----------------

                                                                      PAGE

Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . .    3
Selected Consolidated Financial Data . . . . . . . . . . . . . . . .    4
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Management's Discussion  and Analysis of Financial
  Condition and Results of  Operations . . . . . . . . . . . . . . .    8
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Security Ownership of Certain Beneficial Owners and Management . . .   20
Description of Capital Stock . . . . . . . . . . . . . . . . . . . .   21
The Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
Additional Information . . . . . . . . . . . . . . . . . . . . . . .   24
Index to Financial  Statements . . . . . . . . . . . . . . . . . . .  F-1


                           AVAILABLE INFORMATION
                           ---------------------

             The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549.

             The Company delivers to its shareholders annual reports containing audited financial statements with a report thereon by its independent certified public accountants.













                            PROSPECTUS SUMMARY

        THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, THE TERM "COMPANY" INCLUDES BUCK HILL FALLS COMPANY AND ITS WHOLLY-OWNED SUBSIDIARY, BUCK HILL WATER COMPANY, UNLESS THE CONTEXT OTHERWISE INDICATES.

                                THE COMPANY

        Buck Hill Falls Company is engaged in the provision of a variety of services, many of which are for the benefit of residents of Buck Hill Falls, Barrett Township, Pennsylvania. In addition, certain of the Company's facilities are made available to the general public. The Company's services include (a) provision of recreational facilities, (b) provision of various water and sewage services and (c) miscellaneous maintenance services.

        The principal executive office of the Company is located at P. O. Box 426, Cresco Road, Buck Hill Falls, Pennsylvania 18323. Its telephone number is 717-595-7511.

                               THE OFFERING

Type of security offered                             Class A Common Stock

Number of shares offered                             75,000

Shares to be outstanding after the offering(1)       75,000 shares of
                                                     Class A Common Stock

                                                     73,537 shares of
                                                     Common Stock

Use of Proceeds                                      Reduction of debt


- ---------------

(1) Assumes all shares are sold. There is no specified minimum number that will be sold. Upon completion of this offering of Class A Stock, the Company intends to offer up to 31,463 additional shares of Common Stock to the holders of Common Stock who are not Qualified Owners. See"The Offering."

             Shares of Class A Stock will be offered only to persons who are owners or co-owners of a lot and/or cottage in the Buck Hill Falls community. See "The Offering".

                               RISK FACTORS

             An investment in Class A Stock involves substantial risks in addition to the risks associated with ownership of the Company's Common Stock. The transferability of the Class A Stock is severely limited. See "Risk Factors."





                   SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data for each of the fiscal years in the five year period ended October 31, 1995, have been derived from audited consolidated financial statements of the Company. The following selected consolidated financial data for the six months ended April 30, 1996 and April 30, 1995 have been derived from unaudited consolidated financial statements of the Company. This information should be read in conjunction with the Consolidated Financial Statements and related notes and Managements' Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Prospectus.

                                                           YEAR ENDED OCTOBER 31,
                                         -------------------------------------------------------------
                                         1995         1994           1993          1992        1991
                                         ----         ----           ----          ----        ----
STATEMENT OF OPERATIONS DATA:
  Revenue                              $2,218,139     $2,203,529   $2,048,529    $1,938,239   $1,874,303
  Income (loss) from
    operations                             37,094        136,294      133,895        (3,201)      51,131
  Other income
    (expense)                            (125,834)       (67,914)     (34,412)      147,846      (99,620)
  Income (loss) before
    extraordinary credit                  (88,740)        33,080       65,683       (64,982)     (82,070)
  Extraordinary credit                     -                -          33,800       138,000       19,000
  Cumulative effect of
    accounting change                      -              21,600                       -            -              -
                                       ----------     ----------   ----------    ----------   ----------

      Net income (loss)                $  (88,740)    $   54,680   $   99,483    $   73,018   $  (63,070)
                                       ==========     ==========   ==========    ==========   ==========

PER SHARE DATA:
  Income (loss) before
    extraordinary credit               $    (1.21)    $     .45    $      .89    $     (.88)  $    (1.12)
  Extraordinary credit                      -               -             .46          1.87          .26
  Cumulative effect of
    accounting change                       -               .29          -             -             -
                                       ----------     ----------   ----------    ----------   ----------

      Net income (loss)                $    (1.21)    $     .74    $     1.35    $      .99   $     (.86)
                                       ==========     ==========   ==========    ==========   ==========


                                                                 OCTOBER 31,
                                         -------------------------------------------------------------
                                         1995         1994           1993          1992        1991
                                         ----         ----           ----          ----        ----
FINANCIAL POSITION DATA:
  Working capital                      $ (772,266)    $ (973,993)  $ (822,191)  $(1,082,662)  $ (516,834)
  Total assets                          3,149,870      3,104,106    2,536,541     2,299,853    2,373,373
  Total long-term
    liabilities                         1,170,018        921,804      599,360       176,111      865,347

  Stockholders' equity                    900,529        989,269      934,589       835,106      762,088



                                           SIX MONTHS ENDED
                                                APRIL 30
                                      ----------------------------
                                           1996         1995
                                           ----         ----
STATEMENT OF OPERATIONS DATA:
  Revenue                             $   631,603    $   633,715
  Income (loss) from
    operations                           (212,123)      (234,943)
  Other income
    (expense)                             (48,725)         7,687
  Income (loss) before
    extraordinary credit                 (260,848)      (227,256)
  Extraordinary credit                 -              -
  Cumulative effect of
    accounting change                       -              -
                                      ------------   ------------

     Net income (loss)                $  (260,848)   $  (227,256)
                                      ============   ============


PER SHARE DATA:
  Income (loss) before
    extraordinary credit              $     (3.55)   $     (3.09)
  Extraordinary credit                  -              -
  Cumulative effect of
     accounting change                       -              -
                                      ------------   ------------

     Net income (loss)                $     (3.55)   $     (3.09)
                                      ===========    ===========


                                                April 30
                                      ----------------------------
                                           1996           1995
                                           ----           ----
FINANCIAL POSITION DATA
  Working capital                $  (977,714)   $(1,251,338)
  Total assets                           3,093,347     3,151,450
  Total long-term
     liabilities                         1,177,860       943,571

   Stockholders' equity                    639,682       762,011

                                    RISK FACTORS

AN INVESTMENT IN THE COMPANY INVOLVES A HIGH DEGREE OF RISK. THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, SHOULD BE CAREFULLY CONSIDERED BEFORE MAKING AN INVESTMENT DECISION.

        1. FINANCIAL CONDITION. The Company incurred a net loss of $88,740 for the fiscal year ended October 31, 1995 as compared to a net income of $54,680 for the preceding fiscal year. It incurred a net loss of $260,848 for the six months amended April 30, 1996 as compared to a net loss of


227,256 for the corresponding period of the prior year. At April 30, 1996 the Company had a cumulative deficit of $1,410,915 and a working capital deficiency of $977,714. While, due to the seasonal nature of the company's business, the Company's revenues and cost of revenues typically increase significantly in its third and fourth fiscal quarters, the continuation of the Company as a going concern is dependent upon continued compliance with its debt terms, its ability to obtain additional financing if needed and the eventual achievement of sustained profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

        2. NO DIVIDENDS ANTICIPATED. The Company has not paid a dividend since 1966. The Company anticipates that its revenues will be used primarily to maintain the various facilities it operates and for debt service and it does not expect to pay dividends in the foreseeable future. In addition, debt instruments to which the Company is a party restrict the payment of dividends.

        3. RESTRICTIONS ON TRANSFERABILITY. Under the Articles of Incorporation of the Company, as amended in July 1996, the shares of Class A Stock may only be issued to, transferred to, or be held by a person, company or other entity that it an owner or co-owner of a cottage and/or lot in the Buck Hill Falls community (a "Qualified Owner"); provided, however, that a holder of Class A Stock may transfer the shares to the Company, to the Buck Hill Conservation Foundation, or to any other person with the specific approval of the Board of Directors of the Company and the holders of a majority of the other Class A shares. The Company will not recognize any purported transfer in violation of these provisions. With this limited universe of transferees it is highly unlikely that any trading market will develop, or that a Class A stockholder in need of liquidity would be able to effect an expeditious sale of his or her shares.

        4. DEPENDENCE ON DUES AND FEES PAID BY PROPERTY OWNERS. In addition to fees that residents of Buck Hill Falls pay to the Company for water and sewer services and for the use of recreational facilities, property owners pay dues to the Company in connection with road maintenance, trash collection, security, general maintenance and other services provided by the Company, and are subject to special assessments in certain situations. Deed covenants are not uniform in this regard. Residents have recently instituted litigation challenging the right of the Company to levy dues and assessments. While a settlement agreement was signed in June 1996, continued opposition could have a material adverse effect on the Company. See "Business -- Dues and Fees Paid by Property Owners".

        5. COMPETITION. Revenues derived from the use of the Company's recreational facilities (particularly the golf course) by members of the general public have become increasingly important in recent years. In this regard the Company is in competition with a number of resorts in the Pocono Mountains area.

        6. GOVERNMENT REGULATION. The Company's water and sewer services are subject to regulation by state and federal environmental regulatory bodies, primarily the Pennsylvania Department of Environmental Protection ("DEP"), and the Company's water services are regulated by the Pennsylvania Public Utility Commission ("PUC") which, among other things, fixes the rates charged by the Company. In 1995 the Company completed the installation of a water filtration plant ordered by the DEP at a cost to the Company of approximately $900,000. See "Business -- Government Regulation". The Company could be subjected to


significant and unanticipated expenses in the future.

        FOR THESE REASONS, THE COMPANY BELIEVES THAT THE SHARES OF CLASS A STOCK OFFERED BY THIS PROSPECTUS ARE SUITABLE INVESTMENTS ONLY FOR BUCK HILL FALLS PROPERTY OWNERS WHO BELIEVE THAT THE CONTINUED VIABILITY OF THE COMPANY IS IMPORTANT TO THE HEALTH AND WELFARE OF THE COMMUNITY.

                              USE OF PROCEEDS

        The maximum net proceeds to be received by the Company from this offering are estimated to be approximately $1,450,000. There is no minimum and the total net proceeds could be substantially less. The net proceeds will be used primarily for the reduction of indebtedness.

        At June 30, 1996 the Company had an outstanding, unpaid balance of $690,900 on its $1,000,000 revolving credit facility with a bank, all of which is classified as a current liability on the Company's financial statements. This line of credit bears interest at prime (8.25% at June 30, 1996) plus 1.25% and is secured by a mortgage and by a pledge of all dues, assessments and fee revenues. Approximately $617,000 was drawn on this facility in 1993 to fund the payment at maturity of debentures (the "1993 Debentures") issued by the Company in 1968. Liability for the payment of the 1993 Debentures had been assumed in 1977 by an unrelated entity, the Buck Hill Inn Corporation (the "Inn Co.") as part of its consideration for the purchase of the Buck Hill Inn from the Company. The Inn Co. subsequently filed for protection under the bankruptcy laws. Approximately $140,000 in principal amount of the 1993 Debentures were exchanged by the holders for unsecured 6 1/4% Subordinated Notes of the Company due July 1, 1998 (the "1998 Notes") and the balance of the 1993 Debentures were paid by the Company. The revolving credit facility has also been used to fund the Company's working capital deficiency which normally intensifies during the first and second quarter of each fiscal year due to the seasonal nature of much of the Company's activity.

        In May of 1995 the Company entered into an additional $900,000 loan agreement with a bank to refinance existing debt incurred in connection with the required improvements to its water system and to fund the completion of those improvements. The loan is payable in monthly installments through May 2015 and bears interest at prime (8.25% atJune 30, 1996) plus 1.50%, and is secured by a real estate mortgage and all revenues of the Company's water operations.

        The Company expects to apply the net proceeds of the offering first to the payment of all or a substantial portion of its revolving credit facility. The balance may be applied to reduce the term loan and for general corporate purposes, primarily involving the maintenance of the Company's various facilities, and possibly for repayment of the 1998 Notes upon their maturity.

        Proceeds, if any, from the sale of Common Stock will be used for the same purposes.

        Pending the use of the proceeds for the purposes set forth above, the Company may invest or deposit such sums as it deems appropriate.

                                 DILUTION

        The following table sets forth the effect of the Company's issuance of Class A Stock in this offering on net tangible book value per share of the


Company's Common Stock as of April 30, 1996, as adjusted to reflect the immediate dilution which the purchasers of the Class A Stock offered hereby will experience if all shares are sold at $20.00 per share. Dilution will be greater if fewer shares are sold at that price. Dilution per share will be less with respect to shares purchased at $17.50 per share. See "The Offering."


Offering price per share                                             $20.00

Net tangible book value per share at
   April 30, 1996(1)                                   $8.37

Increase in net tangible book value attributable
   to estimated proceeds to the Company per
   share from its sale of Class A Stock                 5.54
                                                       -----

Net tangible book value per share after offering                      13.91
                                                                     ------

Dilution of shareholders purchasing shares after
   the date of this Prospectus(2)                                    $ 6.09
                                                                     ======


(1) Net tangible book value per share is determined by dividing the number of shares of Common Stock of both classes outstanding into the tangible net worth (total tangible assets less total liabilities) of the Company.

(2) "Dilution" means the difference between the offering price of the Class A Stock and the net tangible book value per share of the Common Stock of both classes after giving effect to the offering and payment of the estimated expenses of the offering.

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS

GENERAL

        The Company's business, insofar as it relates to the provision of recreational facilities, is largely seasonal in nature. As a result, the Company's revenues and cost of revenues typically increase in its third and fourth fiscal quarters.

RESULTS OF OPERATIONS

SIX MONTHS ENDED APRIL 30, 1996 COMPARED TO THE SIX MONTHS ENDED
APRIL 30,1995

        Revenues for the six months ended April 30, 1996, were comparable to the same period in the prior year. The Company had an increase of $9,812 in its water operations revenues as a result of a rate increase, and an increase of $19,000 in snow plowing revenues as a result of heavy snowfall amounts in 1996, but these increases were offset by a decrease in golf cart rentals of $8,626 as a result of weather conditions in 1996 and a decrease in golf and tennis dues revenues of approximately $3,000 as a result of the Company's not offering a 5% discount for early payment of dues as was done in 1995. The


Company also reduced annual dues billed to the residents at Buck Hill Falls from $2,400 to $2,300 in 1996.

        Cost of revenues increased 12% as compared to the same period in the previous fiscal year, primarily due to an increase in depreciation expense of $34,000 related to capital improvements to the water system which was put into operation in February 1995 and to the reallocation of approximately $30,000 in administrative salaries to the related community service operations to which the employees are currently performing services. In addition, snow plowing costs increased $15,000 due to severe weather conditions during 1996.

        General and administrative costs decreased 37% in the first six months of 1996 as compared to the same period in 1995. This decrease relates to the reallocation of administrative salaries discussed above. Bad debts decreased $29,814 due to the write off of uncollectible accounts in 1995. During 1995, legal and accounting fees were incurred primarily for an evaluation of a purchase offer from the Lot and Cottages Owners' Association. Such costs were not incurred during 1996, resulting in a decrease in legal and accounting fees of $32,615.

        Other income decreased 33% during 1996. During 1995, there was a gain on sale of land of $15,013, proceeds from the sale of timber of $11,202 and a bad debt recovery of $3,000, which were not present in 1996. This decrease was partially offset by an increase in interest income of $10,000.

        Interest expense increased 71% as a result of interest of $37,680 on borrowings related to the water filtration system which was placed in service in February 1995. There was also capitalized interest in 1995, which is not present in 1996 due to the completion of the water filtration system.

YEAR ENDED OCTOBER 31, 1995 COMPARED TO YEAR ENDED OCTOBER 31, 1994

        Revenues increased 0.7% in 1995 as compared to 1994, principally due to increased golf and pool revenues, annual dues, lumber sales, water and sewer service revenues. Revenues from golf and pool increased approximately $92,500 due to an increase in the annual membership fee and the number of memberships. Management believes that golf memberships have increased as a result of improvements made to the golf course. In addition, due to more favorable weather in 1995, more rounds were played and, as a consequence, revenues from greens fees and cart rentals increased. The Company increased annual dues billed to residents at Buck Hill Falls from $2,200 in 1994 to $2,400 in 1995. The $200 increase resulted in additional revenues of approximately $58,000 in 1995. Lumber sales increased approximately $24,100 due to additional timbering in fiscal 1995. Revenues from water and sewer services increased approximately $13,000 due to an increase in water rate in 1995. The increase in revenues was partially offset by a decrease in snow plowing revenues of approximately $16,500 due to more favorable weather in 1995, decreased tennis and camp revenues of approximately $9,600 attributable to decreased participation and decreased special assessment revenues of approximately $126,700 due to no special assessments raised in 1995. In addition, a change in the Company's water and sewer billing policy to Inn Co. resulted in a decrease in water and sewer service revenues of approximately $20,200.

        Cost of revenue increased 3.8% in 1995 as compared to 1994 due to a variety of factors. The operating expenses of golf increased approximately $44,500, primarily due to additional lease payments of $26,300 on golf carts. In addition, the cost of maintenance and material and supplies expenses increased approximately $18,200 due to increased rounds played in 1995. The
operating expenses of camp club increased approximately $4,300 due to increased repair and maintenance expenses on play grounds. The operating expenses of water and sewer service increased approximately $4,800, principally due to increased sewer plant repair and maintenance expenses. However, the increased expenses related to sewer service operations were offset by a decrease of approximately $13,400 in salary expense because of one employee's disability absence for six months in 1995. Lumber commission expense and real estate taxes increased approximately $2,100 and $7,500 in 1995, respectively. The cost of contracted security services and repair and maintenance expenses related to security vehicle increased approximately $6,600. Maintenance expenses associated with the Cottages at Buck Hill Falls increased approximately $12,500, primarily due to an increase in the price of contracted services and additional cleaning services. Depreciation expense increased approximately $34,300 resulting from the completion of water system capital improvements in March 1995. The increase in cost of revenues was partially offset by an insurance refund of approximately $17,500, decreased road repair work of approximately $12,100 in Buck Hill Falls community, decreased snow plowing expense of approximately $10,200 and decreases in a variety of minor expenses relating to cost of revenues.

        General and administrative expenses increased 11.2% in 1995 as compared to 1994, principally resulting from increases in legal and accounting fees, bad debt expense and depreciation expense. Legal and accounting fees increased approximately $64,700, primarily due to Securities and Exchange Commission filings in 1995, legal services on the water rate increase in 1995, consulting services rendered on the examination of the Company's rights in the setting of dues and assessments on the cottages at Buck Hill Falls. Bad debt expense increased approximately $10,500 because of increased provision for uncollectible receivables. The purchase of property and equipment in 1995 resulted in an increase of approximately $2,900 in depreciation expense. Additionally, repair and maintenance expenses increased approximately $10,100, due to water pipe leakage in the residential area. Bank charges on credit card collection increased approximately $4,700. The increase in expense was partially offset by an insurance refund of approximately $4,800 and a $34,800 decrease in salary expense and related payroll tax, fringe benefits and travel and entertainment due to the resignation of the Company's President in January 1994.

        Miscellaneous income increased 173.8%, principally due to an increase on a gain from the sale of property and equipment of approximately $23,000.

        The increase in other expense is attributable primarily to increased interest expense resulting from increased interest rates and borrowings in fiscal 1995 as well as interest expense on the water system capital improvements loan.


YEAR ENDED OCTOBER 31, 1994 COMPARED TO YEAR ENDED OCTOBER 31, 1993

        Revenues increased 7.0% in 1994 compared to 1993, principally due to increased golf revenues, special assessments and water and sewer revenues.
Golf revenues increased approximately $29,000 due to an increase in the number of memberships and more favorable weather in 1994. Management believes that memberships have increased as a result of improvements made to the golf course, as well as more aggressive marketing efforts by the Company. In addition, due to more favorable weather conditions experienced in 1994, more rounds were played and, as a consequence, revenues from greens fees and cart rentals

increased. In order to fund expenditures of major repairs and replacements in the community, the Company raised special assessments from $400 in 1993 to $650 in 1994. The $250 increase resulted in additional revenues of approximately $77,000 in 1994. Water and sewer service revenues increased approximately $48,000 in 1994. In March 1993, the Company obtained an approval from the PUC to increase water rates. The increased revenues resulted from a full year increase in the water rate during 1994.

        Cost of revenues increased 5.2% in 1994 compared to 1993, principally due to increased salary expenses and related payroll tax of approximately $88,000, insurance costs of approximately $16,000 and snowplowing expenses of approximately $12,000. Salary and salary related expenses of golf operations increased approximately $53,100, primarily due to an increase in the number of rounds played in 1994, as discussed above, which resulted in increased manpower for maintenance in connection with golf operations. Additionally, more maintenance employees were hired in 1994. In addition, salary and related expenses increased in 1994 due to a 3% to 5% increase in wages.

        During fiscal 1994, the Company changed the premium period for its insurance policies from a fiscal to calendar year, which accounts for the additional insurance costs. Snowplowing services were contracted to an outside contractor in 1994 which accounts for the increase. The increases were offset by reduced maintenance expenses of approximately $30,000 due to hiring a new contractor at reduced rates.

        General and administrative expenses increased 18%, principally due to increased legal expense. Legal expense increased approximately $56,600, primarily due to increased legal services rendered on the evaluation of a purchase offer from the Lot & Cottage Owners' Association for the Company's properties and preparation of the agreement between the Company and New Hope Lodge (a potential buyer) relating to assumption of Inn Co.'s obligations to the Company. However, no agreement was consummated on the sale of the Company's properties. In addition, administrative salaries and related benefits increased approximately $12,300 due to a 3% to 5% increase in wages during 1994. A variety of minor expenditures relating to general and administrative services also contributed to the increase in general and administrative expenses.

        The increase in other expense is attributable primarily to increased interest expense resulting from increased interest rates and borrowings in 1994. Additionally, in 1993 the Company received a real estate tax refund of $13,253 as a result of a real estate tax appeal.

        The provision for income taxes reflects state income taxes due on 1994 taxable income and deferred federal taxes resulting from utilization of net operating loss carryforwards.

        Beginning in fiscal 1994, the Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. The adoption of SFAS 109 resulted in a tax benefit of approximately $21,600.

INFLATION.

        Inflation has not had a significant impact on the Company's comparative results of operation.



LIQUIDITY AND CAPITAL RESOURCES

        At April 30, 1996, the Company had a working capital deficiency of $977,714. Included in current liabilities was the entire $911,120 outstanding on the Company's $1,000,000 line of credit with a bank (described in the following paragraph), which is payable on demand. At June 30, 1996 the outstanding balance had been reduced to $690,900. An additional $35,442 in scheduled principal payments on long-term debt are due by May 1, 1997.

        On July 24, 1992, the Company entered into a loan agreement with a bank relating to a secured revolving line of credit in the amount of $1,000,000 (the "Revolving Credit Facility"). Amounts borrowed under the Revolving Credit Facility bear interest at the prime rate (8.25% at April 30, 1996) plus 1-1/2%. Pursuant to the loan agreement, approximately 2,600 acres of land and land improvements located in Barrett Township, Monroe County, Pennsylvania, are pledged as collateral, along with dues, assessments and fee revenues. The Revolving Credit Facility is available through May 31, 1997, contingent upon the Company maintaining a satisfactory financial position and subject to annual review of the Company's financial statements by the bank. The loan agreement with the bank provides that if, in the opinion of the authorized lending officers of the bank, the Company's credit worthiness materially declines, the credit line will cease to be available for future draws, and any existing balance will be required to be fully amortized over a reasonable term.

        The Company was required to make certain improvements in its water system. See "Business -- Government Regulation". In May of 1995, the Company entered into a $900,000 term loan agreement with a bank to refinance existing debt incurred for this project and to complete the improvements. Principal is payable in monthly installments of $8,985 over a 20-year amortization period. Interest is payable at the bank's base rate (8.25% at April 30, 1996) plus 1.50%. The loan matures in May 2015 and is secured by a first mortgage on approximately 2,200 acres of land and land improvements and a collateral assignment of all revenue and assessments of the Company's water operations. The term loan is guaranteed by the Company.

        The 1998 Notes in the aggregate principal amount of $140,000 are unsecured obligations of the Company maturing on July 1, 1998. The 1998 Notes accrue interest at an annual rate of 6-1/4%. Payments of principal and interest on the Notes are subordinated to payments of other indebtedness of the Company. Upon written notice to the holders thereof, the 1998 Notes are redeemable in whole or in part by the Company at any time at 100% of their principal amount, plus interest accrued to the date of redemption.

        The Company expects to meet its current liabilities (other than payment of the entire $911,120 under the Revolving Credit Facility, which, although not currently due, is classified as a current liability because of the Revolving Credit Facility's demand terms) through increased collections as a result of the seasonal increase in revenues which typically occurs during the Company's third and fourth quarters through the provision of recreational services. The Company does not anticipate that the bank will demand payment under the Revolving Credit Facility.

        Cash increased $32,692 for the six months ended April 30, 1996. Cash provided by borrowings of $95,000 under the Company's revolving line of credit and $16,000 in additional long-term debt was used to make scheduled principal payments of $15,811 on long-term debt, pay operating expenditures of $12,490 and capital expenditures of $50,007. Such capital expenditures included

improvements to roads and paving of $16,832, purchase of a new automobile for $17,816 and purchase of furniture and equipment for the golf club of $15,359.

        The Company incurred a net loss of $260,848 for the six months ended April 30, 1996 and at April 30, 1996, the Company had a cumulative deficit of $1,410,915 and a working capital deficiency of $977,714. Although the Company's line of credit is available through May 31, 1997, the ability to borrow under the line is contingent upon certain factors. As a result, continuation of the Company in its present form is dependent upon the continued compliance with its debt terms, its ability to obtain additional financing if needed and the eventual achievement of sustained profitable operations.

        Management believes that revisions in the Company's operating requirements, including rate increases for amenities and the effect of the water rate increase implemented in August 1995, provide the opportunity for the Company to continue as a going concern. However, there is no assurance that management's actions will be successful or, if they are not successful, that the Company would be able to continue as a going concern.

                                 BUSINESS

        Buck Hill Falls Company (the "Company") is engaged in the provision of a variety of services, many of which are for the benefit of residents of Buck Hill Falls, Pennsylvania. In addition, certain of the Company's facilities are made available to the general public. The Company's services include (a) provision of recreational facilities, (b) provision of various water and sewage services and (c) miscellaneous maintenance services.

RECREATIONAL FACILITIES

        The Company provides and maintains various recreational facilities for the use of residents of the Buck Hill community and the general public.

        The recreational facilities owned and operated by the Company are as follows:

        GOLF. The Company owns and operates a 27 hole golf course facility which also includes a clubhouse and restaurant. The restaurant has a capacity for 50 persons and can seat an additional 20 persons at an adjoining patio.

        TENNIS. The Company's tennis facilities consist of 10 clay tennis courts, a tennis clubhouse and a small dining room that can accommodate 20 persons.

        SWIMMING. The Company owns and operates an olympic-sized outdoor swimming pool along with a small bath house and dressing rooms.

        BOWLING GREENS.  The Company owns and operates two lawn bowling greens.

        MISCELLANEOUS. The Company administers deer hunting on its properties and stocks streams on its properties for trout fishing. The Company also operates a day camp for children, including children of




residents of Buck Hill Falls, on weekdays during the months of June, July and August.

        Of the Company's recreational facilities, its golf facilities are by far the most significant, generally accounting for more than 50% of the Company's revenues from its recreational facilities.

        Residents of Buck Hill Falls pay annual or daily use fees to the Company for each of the facilities that they utilize. In recent years, revenues from the general public and various groups that utilize the Company's golf facilities have become increasingly important.

WATER AND SEWAGE OPERATIONS

        Through its wholly owned subsidiary, Buck Hill Water Company ("BHW"), the Company supplies water to residential customers. As of June 30, 1996, the Company had 290 residential customers and one commercial customer (the post office), including all owners of residences in Buck Hill Falls that do not use well water and some residences outside the community. The operations of BHW are subject to regulation by the Pennsylvania Department of Environmental Protection (the "DEP") and the Pennsylvania Public Utility Commission (the "PUC"). See "Government Regulations."

        For the purposes of supplying water to its customers, the Company owns a reservoir with a 550,000 gallon capacity, a filtration plant, a chlorinator pump house and distribution system. The reservoir is fed by Buck Hill Creek, a spring and one or more wells. The Company also operates a sewage treatment facility that serves most of the residences in Buck Hill Falls and formerly served the Buck Hill Inn.

        Because a substantial majority of the residents of the Buck Hill Falls community occupy their units on a seasonal basis, the demand for the Company's water and sewage services is significantly greater in the summer months.

GOVERNMENT REGULATION

        The Company's water and sewer services are subject to regulation by the DEP and the Company's water services are regulated by the PUC.

        The DEP regulates all sewage treatment plants in Pennsylvania, annually inspects sewage treatment facilities and issues annual permits for the operation of such facilities. It has authority to cause changes to be made in the operation of a facility and to require capital improvements to ensure that the facility is operating in accordance with its standards. In addition, the DEP evaluates the water quality provided to residents of Buck Hill Falls by BHW, the Company's wholly-owned subsidiary. The DEP has the authority to mandate changes in the operation of BHW or its facilities to ensure that the water supply provided to the Buck Hill Falls community remains within the standards adopted by the DEP. In the event that the DEP were to mandate any changes in the Company's






sewage treatment plant or in the facilities operated by BHW, the Company would be required to make the necessary capital expenditures in order to ensure that the sewage and water facilities meet with applicable regulations.

        The PUC regulates the quality of the water service provided by BHW, and the rates charged for such services. The PUC establishes, upon application, the rates that BHW may charge for water service. Any requests for an increase in water rates must be submitted to and approved by the PUC prior to the effectiveness of such increases.

        Pursuant to amendments to the Pennsylvania Safe Drinking Water Act enacted in 1989 (the "Water Act Amendments"), public water systems using unfiltered surface water sources were required to install filtration-disinfection systems for unfiltered surface water supplies not later than December 31, 1995. In 1993, the Company was informed by the DEP that its water system exceeded the maximum contaminant level specified for coliform bacteria under regulations enacted pursuant to the Water Act Amendments, and that the Company would be required to install and begin operation of continuous filtration and disinfection in accordance with applicable regulations, or abandon its surface water source no later than May 17, 1993. Pursuant to these requirements, the Company commenced construction of a water filtration plant for Buck Hill Creek. In addition, pursuant to applicable regulations, the Company was required to cover its reservoir, which was accomplished in 1993. While the DEP is responsible for enforcing the requirements of the Water Act Amendments, the PUC regulates water aesthetics, and may require BHW to take certain actions or install facilities to maintain standards of water aesthetics in excess of the requirements of the Water Act Amendments.

        As a result of delays in the review process and delays in construction and start up of the filtration plant, the filtration plant was first placed into service in February 1995. The cost of approximately $900,000 was financed through a term bank loan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

        In the fiscal year ended October 31, 1993, BHW sought and obtained PUC approval to raise the rates charged for water services by 121%. During the same period, the Company raised the rates charged for sewer services by 100%. On January 18, 1995, BHW filed an application with the PUC to increase its rates for water service effective March 20, 1995, partially to offset the costs associated with construction of the water filtration facility. The Company sought approval of rates that would produce $114,828 in additional annual revenue, but, effective July 20, 1995, was granted rates that are expected to produce additional annual revenues of $82,000.

OTHER OPERATIONS

        In addition to the services described above, the Company also provides road maintenance for approximately 23 miles of paved roads presently in the Buck Hill Falls community, plowing and cindering, trash pickups, street lighting and 24 hour security patrols. Costs of such services are borne by residents of Buck Hill Falls. See "Dues and Fees Paid By Property Owners," below.




DUES AND FEES PAID BY PROPERTY OWNERS

        In addition to fees which residents of Buck Hill Falls pay to the Company for water and sewer services and the use of recreational facilities, each of the property owners is assessed dues to the Company in connection with road maintenance, trash collection, security and other general maintenance services provided by the Company for the Buck Hill Falls community. The utilization by the Company of certain of the dues and assessments has been contested by certain residents and by the Lot and Cottage Owners Association of Buck Hill Falls, Inc. (the "Association"), a non-profit organization whose members consist of most owners, other than the Company, of homes or lots in Buck Hill Falls. The Association has also expressed opposition to increases in such charges that the Company believed were necessary to provide for operation of Company facilities in the community and to meet certain other of the Company's obligations. The Company set dues for the fiscal year ended
October 31, 1995 at $2,400 per resident. In July 1995, the Association and certain individual property owners brought suit against the Company and certain of its officers and directors challenging the right of the Company to make assessments and dues charges and seeking to enjoin certain collection actions instituted by the Company to collect unpaid dues. On June 8, 1996, an agreement was signed by the Association and the Company recognizing the obligation of residents to pay dues to the Company for services rendered for their benefit and giving the Association a role in setting the amount. Under the Agreement a joint committee is to be established, consisting of two members nominated by the Chairman of the Company, two members nominated by the President of the Association, and a fifth member chosen by mutual agreement of the Company Chairman and the Association President. The committee is to make recommendations to the Company's Board of Directors as to the level of dues to be assessed. The Agreement provides that special assessments to repay debt, acquire property for development purposes, purchase Company Stock and develop land will only be considered if the Company grants property owners an option to purchase Common Stock, or a new class of stock, in consideration for payment of the special assessment. Both sides agreed to dismiss their litigation.

        Owners of properties in The Cottages at Buck Hill Falls ("The Cottages"), a separate residential complex in Buck Hill Falls, pay an additional fee of $100 - $125 per month, depending on the type of residence, a portion of which is placed in a restricted reserve fund for long range capital improvements for these properties, and the remainder of which is used for exterior maintenance of such residences. Exterior maintenance services are not provided to other residents of Buck Hill Falls.

        Purchasers of lots in The Cottages who have not yet had the design of their proposed home approved by the Company pay an amount equal to 25% of the total dues charged to owners of residences in the first year following their purchase of a lot, 50% in the second year and 75% in the third year. Thereafter, lot owners at The Cottages pay approximately the same dues as owners of residences. However, once the design of a proposed residence has been approved by the Company, the owner of the lot is required to pay the same dues as all owners of residences.






DEVELOPMENT OF THE COTTAGES

        Pursuant to a series of agreements executed in May 1985, the Company transferred 600 acres of its land to Buck Hill Falls Associates (the "Partnership"), a Pennsylvania limited partnership in which the Company had a 29% limited partnership interest. Thereafter, the Partnership developed The Cottages on the transferred property. However, the sales of properties in The Cottages ran significantly behind expectations, and the Partnership was not able to pay the principal amount due on certain loan obligations incurred in connection with the development of The Cottages. As a result, the Partnership ceased development of The Cottages in 1990, and in early 1991 gave to First Eastern Bank (now PNC Bank, N.A.) (the "Bank"), its principal lender, a deed on the remaining property it held, in lieu of foreclosure on the property. The Partnership dissolved in 1991, and all selling efforts relating to The Cottages was suspended. In April 1996 the Company was advised that the Bank had agreed to convey the property to a purchaser for $900,000.

MARKETING AND COMPETITION

        The Company's marketing efforts generally have been limited in recent years and directed primarily to promoting the use of its recreational facilities, principally its golf course. Marketing of homes for sales and rentals in the community has been left to local realtors, but the depressed market for second homes in the area has slowed real estate sales generally, particularly in Barrett Township where Buck Hill Falls is located. However, in 1996 the Company undertook a study on ways and means to promote the community as a whole and identified various steps it could pursue in the coming years to achieve this goal. These include the formation of a real estate group composed of a number of local and regional realtors committed to working together for both the sales and rentals of homes. This group is scheduled to begin functioning in the Fall of 1996. Other steps under serious consideration include a joint effort between the Company and this group of realtors to advertise and promote the community, including the production of a video tape featuring the homes and facilities of the community, and utilization of the Internet to promote sales and rentals.

        Revenues derived from the use of the Company's golf course by members of the general public have become increasingly important in recent years, accounting for about 65 percent of total golf revenues in 1995. The company is in competition with a number of resorts in the Pocono Mountains area, and many of its competitors have substantially greater financial and marketing resources.














EMPLOYEES

        As of April 30, 1996, the Company had 17 persons employed on a full year basis. An additional 42 persons are employed on a seasonal basis during the summer season in 1996 (demand for the Company's services increases substantially during the summer months).

OTHER PROPERTIES

        Aside from the various facilities described above, the Company owns approximately 4,000 acres of undeveloped wooded land contiguous to the Buck Hill Falls community and The Cottages. Of the 4,000 acres, approximately 2,400 acres are owned by BHW and serve as a watershed. Company management does not believe that development of the watershed land is feasible in the foreseeable future. Over 98 percent of the Company's land was acquired prior to 1947, and no land has been acquired in the last 30 years. The land is zoned residential. The Company has mortgaged approximately 2,600 acres of the land together with certain of its amenities to its principal lending bank as collateral for amounts borrowed under a line of credit. However, the mortgage is subordinated to the rights of community members of Buck Hill Falls under a non-exclusive easement granted to such persons for access to and use of certain areas (consisting of various recreational amenities and various roads, pathways and private rights-of-ways in Buck Hill Falls).

                                MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

        The directors and executive officers of the Company are as follows:

                                                              Term as
                                                              Director
Name                   Age      Position                      Expires
- ----                   ---      --------                      --------
David B. Ottaway       56       Chairman of the Board         1998
                                and President, Director

Anthony C. Bowe        39       Vice President, Treasurer     1999
                                and Chief Financial Officer,
                                Director

Frank J. Dracos, M.D.  66       Vice President Operations     1998
                                and Chief Operating Officer,
                                Director

Richard C. Unger, Jr.  44       Secretary, Director           1999











George J. Byron        72       Director                      1998

Edwin A. Gee           76       Director                      1997

Grace M. Godshalk      58       Director                      1997

Clifford Press         42       Director                      1997

James T. Sygenda       63       Director                      1999

Carl R. Benasutti      54       General Manager               N/A

        Mr. Ottaway was elected Chairman and Chief Executive Officer in July 1995, and President in 1996. Mr. Ottaway has been employed by the Washington Post for the past 25 years and is currently an investigative reporter.

        Mr. Bowe was elected to the Board and as Vice President, Treasurer and Chief Financial Officer in July 1996. He is a Managing Director of Bankers Trust Company, New York City, and has held a variety of line and management positions with that firm for more than the past five years.

        Dr. Dracos has been a director of the Company since 1992. He was elected Vice President Operations and Chief Operating Officer in July 1996. Dr. Dracos has been a practicing orthopedic surgeon with Pocono Orthopedic for over five years. He is also a director of Mellon Bank (Northeast).

        Mr. Unger was elected to the Board and as Secretary of the Company in July 1996. He is an attorney practicing in West Conshohocken, Pennsylvania. Until forming his own firm in 1995, he was for many years a partner in the Philadelphia based firm of Duane, Morris & Hecksher.

        Mr. Byron has been a director of the Company since 1992. Mr. Byron has been co-owner of Lord Byron, Inc., a manufacturer of hospital linens and nuclear energy protective clothing, for over five years.

        Mr. Gee has been a director of the Company since 1995. Mr. Gee retired as Chairman of the Board of International Paper in 1985.

        Mrs. Godshalk has been a director of the Company since March, 1995 and she was elected President of BHW in July 1996. Mrs. Godshalk has been the Vice President of Ultra-Mold Corporation in Yardley, Pennsylvania, since 1984. For the past eighteen years, she has been an elected Supervisor of Lower Makefield Township, Bucks County, Pennsylvania.














        Mr. Press has been a director of the Company since 1994. Since 1986, Mr. Press has served as President of Hyde Park Holdings, Inc. Mr. Press also has served as a director of High Voltage Engineering Corporation since 1988.

        Mr. Sygenda has been a director of the Company since 1993.
Mr. Sygenda was district sales manager and national account manager for UARCO Business Forms until he retired in 1993.

        Mr. Benasutti has been general manager of the Company since 1994. Mr. Benasutti also served as community manager for Pine Crest Development Corp. from 1988 through 1993.

EXECUTIVE COMPENSATION

        The following table sets forth certain information concerning the compensation for services rendered by the Company's General Manager. The Company's other executive officers serve on a voluntary basis and are not compensated.


                        SUMMARY COMPENSATION TABLE

                                       Annual Compensation
                                     -----------------------
                                              Other Annual   Other
Name and Principal Position   Year   Salary   Compensation   Compensation
- ---------------------------   ----   ------   ------------   ------------
Carl Benasutti.............   1995  $43,000   $ 1,000         ---

General Manager(1)            1994  $31,826   $ 2,403(2)      ---
                              1993    ---        ---          ---

- ------------
(1) Mr. Benasutti has been compensated as General Manager since January 1994, although formally elected to this position in July 1994.
(2) Received for the period from November 1, 1993 through January 2, 1994, during which Mr. Benasutti served in an informal capacity as assistant to the President.


              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                              AND MANAGEMENT

        The following table sets forth certain information concerning ownership of the Common Stock of the Company as of April 30, 1996 by each shareholder known to the Company to own beneficially more than 5% of its Common Stock, each director of the Company and all directors and executive officers of the Company as a group. Except as otherwise noted, each







person listed below has sole voting and dispositive power with respect to the shares listed next to his or her name. All persons listed below are directors of the Company.

                                    Shares
                                    Beneficially
Name                                Owned                Percent of Class
- ----                                ------------         ----------------

David B. Ottaway . . . . . . . .      5,980(1)                 8.1%
Anthony C. Bowe. . . . . . . . .        100(2)                  *
Frank J. Dracos, M.D . . . . . .        400(3)                  *
Richard C. Unger, Jr . . . . . .        100(2)                  *
George J. Byron. . . . . . . . .        100                     *
Edwin A. Gee . . . . . . . . . .      2,301(4)                 3.1%
Grace M.  Godshalk . . . . . . .         90(5)                  *
Clifford Press . . . . . . . . .        100                     *
James T. Sygenda . . . . . . . .        100(2)                  *
All executive officers and
  directors as a group . . . . .      9,271                   12.6%


- -------------
*       Less than 1%

(1) Includes 1,583 shares held by Mr. Ottaway and 4,397 shares held by a non-profit charitable Trust of which Mr. Ottaway is President and a trustee. Mr. Ottaway disclaims beneficial ownership of the shares held by the Trust. Mr. Ottaway's address is 327 A Street, S.E., Washington, D.C. 20003.

(2)     Held jointly with wife.

(3) Includes 100 shares held by Dr. Dracos' wife and 100 shares held by an adult son, as to which shares Dr. Dracos disclaims beneficial ownership.

(4) Includes 25 shares held by Mr. Gee's wife, 105 shares held jointly with his wife and 60 shares held by Mr. and Mrs. Gee in trusts for the benefit of their children. Does not include an additional 4,002 shares held by other family members, as to which shares
        Mr. Gee disclaims beneficial ownership.

(5)     Includes 50 shares held jointly with Mrs. Godshalk's husband.

                       DESCRIPTION OF CAPITAL STOCK

        The authorized capital of the Company consists of 105,000 shares of Common Stock and 100,000 shares of Class A Common Stock. All shares are entitled to participate equally and ratably in dividends, when and as declared by the Board of Directors out of assets legally available







therefore, and in distributions upon liquidation. Each share is entitled to one vote for all matters on which shareholders may vote other than the election of directors. Cumulative voting rights apply in the election of directors, which means that each share is entitled to as many votes as is equal to the number of directors to be elected, and all votes may be cast for a single director or may be distributed among any number of directors. However, because the Board of Directors of the Company consists of three classes, the number of votes to which each share is entitled in the election of directors as a result of the cumulative voting rights is either 30% or 40% (depending on the number of directors standing for election) as large as would be the case if the Board of Directors was not classified. There are no preemptive, conversion, or redemption rights.

        The Company's Articles of Incorporation, as amended by the shareholders on July 7, 1996, provide that the shares of Common Stock and the shares of Class A Common Stock each have one vote per share and are equal in all other respects except that the shares of Class A Common Stock may only be issued to, transferred to or held by any person, company or other entity that is an owner or co-owner of a cottage and/or lot in the Buck Hill Falls community (a "Qualified Owner"); provided, however, that (i) the Company and The Buck Hill Conservation Foundation may acquire and hold shares of Class A Common Stock;
(ii) a holder of Class A Common Stock may transfer shares of Class A Common Stock other than to a Qualified Owner if the transferee and the terms of the transfer are disclosed to, and approved by, the Board of Directors of the Company and, upon recommendation of the Board of Directors, approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock other than those proposed to be transferred; and (iii) a transferee of Class A Common Stock pursuant to the approvals required by clause
(ii) above may hold the Class A Common Stock but may not transfer them, willfully, by operation of law or otherwise, except as permitted by the foregoing provisions.

MARKET QUOTATIONS FOR COMMON STOCK

        The Company believes that market transactions in its Common Stock occur very infrequently, rendering it unlikely that there exists an established trading market for the Common Stock, and that quotations would be markedly affected by a modest volume of transactions.

        Based upon information provided to the Company by the National Quotation Bureau, Inc., quotations reported by the National Daily Quotation Service and the National Association of Securities Dealers, Inc. Non-NASDAQ OTC Bulletin Board indicate a range of bid prices of $11.00 to $16.00 during the period from November 1, 1993 through January 31, 1994; $11.00 to $17.00 during the period from February 1, 1994 through April 29, 1994; $15.00 to $18.00 during the period from May 2, 1994 through July 29, 1994; $15.00 to $25.00 during the period from August 1, 1994 through October 31, 1994; $21.00 to $26.00 during the period from November 1, 1994 through January 31, 1995; $25.00 to $28.00 during the period from February 1, 1995 through April 30, 1995; $28.00 to $31.00 during the period from May 1, 1995 through July 31, 1995; $28.00 to $31.00 during the period from August 1, 1995 through October 31, 1995; $31.00 during the





period from November 1, 1995 through January 31, 1996; and $31.00 during the period from February 1, 1996 through April 30, 1996.

        These quotations reflect inter-dealer prices, without retail markup, mark-down or commission and may not necessarily reflect actual transactions.

        The Company has not declared or paid dividends on its Common Stock in thirty years and anticipates that all earnings will be retained for use in its business. The Company does not anticipate that dividends will be declared or paid in the foreseeable future.

        As of April 30, 1996, the Company had approximately 497 shareholders of record.

        Since the transferability of the Class A Stock is essentially restricted to Qualified Owners it is unlikely that any trading market will develop for that class. The Company will act as the transfer agent for the Class A Stock.

                               THE OFFERING

CLASS A STOCK

        The shares of Class A Stock offered by this Prospectus will be offered only to those persons who own Common Stock in the Company and are an owner or co-owner of a cottage and/or lot in the Buck Hill Falls community ("Qualified Owner"). Qualified Owners are offered the opportunity to purchase 200 shares per property for $20 per share or an aggregate price of $4,000, payable over five years at $800 annually or, if paid in full by October 31, 1996, with a $500 discount. All 200 shares must be purchased by a Qualified Owner if any are purchased. If all shares of Class A Stock are not subscribed within 15 days after the date of this Prospectus (as set forth on the cover page) then it is the current intention of the Board of Directors to offer Qualified Owners who did subscribe the opportunity to purchase up to 200 additional shares per property (up to a total purchase of 400 shares of Class A Stock per property) on the same terms, subject to pro rata reduction if subscriptions are received for more than 75,000 Class A shares. There is no minimum number of shares that must be sold.

        All subscribers electing to pay over the five year term will be required to sign a subscription agreement irrevocably obligating them to complete payment for the shares. This will be a legally binding obligation of the subscriber and the unpaid balance will be represented by a promissory note payable to the Company. Share certificates will be issued within 30 days after payment is made and, in the case of installment payments, will be issued pro rata within 30 days after each installment is made. No voting or other rights of share ownership will attach until share certificates are issued.

        All certificates representing Class A Stock will contain a legend calling attention to the restrictions on transferability set forth in the Company's Articles of Incorporation.





        The offering price of the Class A Stock was determined by the Board of Directors of the Company based upon the historical prices of the Common Stock, the inactive nature of that market, the restrictions on transferability of the Class A Stock and the unlikely prospect of any dividend being paid.

        The amendment to the Company's Articles of Incorporation authorizing the Class A Stock was proposed by the Board of Directors for adoption by the shareholders at the annual meeting held on July 7, 1996. The Company distributed proxy materials describing the proposed amendment and the Company's intentions with respect to this offering if the amendment were approved.
Certain shareholders who are not Qualified Owners objected to the proposal, asserting that the proposed offering price was inadequate and that the Company should make a rights offering to all its shareholders. The Board concluded that the offering of Class A Stock to Qualified Owners was fair and in the best interest of the Company and its shareholders. The Common Stock does not have any pre-emptive right to subscribe to new securities. After discussion, the amendment was approved by the Common shareholders by a vote of 31,766 for and 11,375 against, with 11,836 abstentions.

COMMON STOCK

        Upon completion of the offering of the Class A Stock to Qualified Owners as set forth above, expected to be in September 1996, the Company intends to offer to all holders of its Common Stock (other than Qualified Owners) the opportunity to purchase at $20 per share that number of shares of Common Stock which, in the judgment of the Company, would be sufficient to enable each such holder of Common Stock to maintain his or her percentage interest in the Company. A record date for this offering of Common Stock will be fixed to coincide with the date of this Prospectus as set forth on the cover page.

        Upon completion of the offering of Class A Stock the Company intends to send to each holder of record of the Common Stock on the record date a notice and subscription form by which such holder can subscribe to purchase that number of shares necessary to maintain such holder's percentage interest in the Company on the record date. The subscribing holder would also be able to specify a maximum number of shares to be purchased. This right to purchase additional shares of Common Stock will not be transferable and must be exercised by return of the executed subscription within ten days, after which time the right will expire. Upon expiration of this ten day period, the Company will determine the number of additional shares of Common Stock purchased by each subscribing holder based upon (i) the number of Class A shares sold by the Company (ii) the number of shares of Common Stock held on the record date by the subscribing Common holders and (iii) any maximum specified by a subscribing Common holder.

        The Company's authorized capital includes 105,000 shares of Common Stock, of which 73,537 shares are issued and outstanding. Accordingly, subscriptions for additional shares of Common Stock will be subject to pro rata reduction if more than 31,463 shares are subscribed.

                               LEGAL MATTERS

        Wolf, Block, Schorr and Solis-Cohen, Philadelphia, Pennsylvania, has rendered its opinion to the Company that the Class A Common Stock and Common Stock to be sold by the Company, when issued and paid for in accordance with the plan of distribution described herein, will be duly authorized, validly issued, fully paid and non-assessable.

                                  EXPERTS

        The audited consolidated financial statements of Buck Hill Falls Company included in this Prospectus have been so included in reliance on the report of Parente, Randolph, Orlando, Carey & Associates, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                          ADDITIONAL INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Class A Common Stock, reference is made to the Registration Statement, and the exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Avenue, NW, Washington, DC 20549. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.






















                       INDEX TO FINANCIAL STATEMENTS
                       =============================

AUDITED FINANCIAL STATEMENTS:                                         Page
                                                                      ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS . . . . . . . . .  F-2

CONSOLIDATED FINANCIAL STATEMENTS:
  Balance Sheet as of October 31, 1995 and 1994. . . . . . . . . . .  F-3
  Statement of Operations for the Years Ended
    October 31, 1995, 1994 and 1993. . . . . . . . . . . . . . . . .  F-5
  Statement of Changes in Stockholders' Equity for the
    Years Ended October 31, 1995, 1994 and 1993. . . . . . . . . . .  F-6
  Statement of Cash Flows for the Years Ended
    October 31, 1995, 1994 and 1993. . . . . . . . . . . . . . . . .  F-7
  Notes to Consolidated Financial Statements . . . . . . . . . . . .  F-9

UNAUDITED INTERIM FINANCIAL DATA:
  Condensed Consolidated Balance Sheet -
    April 30, 1996 and October 31, 1995. . . . . . . . . . . . . . .  F-18
  Condensed Consolidated Statement of Operations -
    Six Months and Three Months Ended April 30, 1996
    and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-19
  Condensed Consolidated Statement of Cash Flows -
    Six months Ended April 30, 1996 and 1995 . . . . . . . . . . . .  F-20
  Notes to Condensed Consolidated
  Financial Statements . . . . . . . . . . . . . . . . . . . . . . .  F-21



                             -----------------






















                           REPORT OF INDEPENDENT
                       CERTIFIED PUBLIC ACCOUNTANTS
                       ============================

To the Board of Directors and Stockholders of Buck Hill Falls Company:

        We have audited the accompanying consolidated balance sheets of Buck Hill Falls Company and subsidiary as of October 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Buck Hill Falls Company and subsidiary as of October 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1995 in conformity with generally accepted accounting principles.

        As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes by adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in 1994.


PARENTE, RANDOLPH, ORLANDO, CAREY & ASSOCIATES



Wilkes-Barre, Pennsylvania
December 13, 1995














                  BUCK HILL FALLS COMPANY AND SUBSIDIARY
                  ======================================

                        CONSOLIDATED BALANCE SHEET
                        October 31, 1995 and 1994
- --------------------------------------------------------------------------
                                                    1995           1994
- --------------------------------------------------------------------------
                                  ASSETS
                                  ======
CURRENT ASSETS:
  Cash. . . . . . . . . . . . . . . . . . . .     $   31,460     $   20,194
  Accounts receivable, trade net of
    allowance for doubtful accounts of
    $79,860 in 1995 and $35,000 in 1994 . . .        245,369        175,758
  Prepaid expenses:
    Insurance . . . . . . . . . . . . . . . .         25,683         19,822
    Other . . . . . . . . . . . . . . . . . .          4,545          3,176
                                                  ----------     ----------

          Total current assets  . . . . . . .        307,057        218,950

RESTRICTED CASH . . . . . . . . . . . . . . .         73,799        105,876

PROPERTY, PLANT AND EQUIPMENT . . . . . . . .      2,756,391      2,761,827

DEFERRED COSTS, net of accumulated
  amortization of $11,060 and
  $6,320 in 1995 and 1994,
  respectively. . . . . . . . . . . . . . . .         12,623         17,363

                                                  ----------     ----------

          TOTAL . . . . . . . . . . . . . . .     $3,149,870     $3,104,016
                                                  ==========     ==========


- --------------------------------------------------------------------------
                                                    1995           1994
- --------------------------------------------------------------------------
                   LIABILITIES AND STOCKHOLDERS' EQUITY
                   ====================================
CURRENT LIABILITIES:
  Demand note payable, 5%, unsecured . . . .      $   11,300     $   11,300
  Current portion of long-term debt. . . . .         847,385        847,586
  Accounts payable, trade. . . . . . . . . .          37,283        114,370
  Accrued expenses and other . . . . . . . .         183,355        219,687

                                                  ----------     ----------
          Total current liabilities. . . . .       1,079,323      1,192,943

CUSTOMER DEPOSITS. . . . . . . . . . . . . .          73,800        105,882

LONG-TERM DEBT . . . . . . . . . . . . . . .         956,218        675,922

6-1/4% SUBORDINATED NOTES. . . . . . . . . .         140,000        140,000
                                                  ----------     ----------

          Total liabilities. . . . . . . . .       2,249,341      2,114,747

COMMITMENTS. . . . . . . . . . . . . . . . .

STOCKHOLDERS' EQUITY . . . . . . . . . . . .         900,529        989,269
                                                  ----------     ----------

          TOTAL. . . . . . . . . . . . . . .      $3,149,870     $3,104,016
                                                  ==========     ==========




- --------------------------------------------------------------------------
              See notes to Consolidated Financial Statements




















                  BUCK HILL FALLS COMPANY AND SUBSIDIARY
                  ======================================

                   CONSOLIDATED STATEMENT OF OPERATIONS
            FOR THE YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993
- --------------------------------------------------------------------------
                                         1995         1994        1993
- --------------------------------------------------------------------------
REVENUES . . . . . . . . . . . . . . .   $2,218,139  $2,203,529  $2,048,295

COST OF REVENUES . . . . . . . . . . .    1,653,362   1,592,863   1,513,458
                                         ----------  ----------  ----------
GROSS PROFIT . . . . . . . . . . . . .      564,777     610,666     534,837

GENERAL AND ADMINISTRATIVE EXPENSES. .      527,683     474,372     400,942
                                         ----------  ----------  ----------
INCOME FROM OPERATIONS . . . . . . . .       37,094     136,294     133,895
                                         ----------  ----------  ----------

OTHER INCOME (EXPENSE):
  Interest expense, net of capitalized
    interest of $21,455 and $49,096 in
    1995 and 1994, respectively. . . .     (161,515)    (80,944)    (61,497)
  Miscellaneous. . . . . . . . . . . .       10,292      13,030      13,832
  Real estate tax refund . . . . . . .         -           -         13,253
  Gain on sale of property, plant
    and equipment. . . . . . . . . . .       25,389        -           -
                                         ----------  ----------  ----------
       Other income (expense). . . . .     (125,834)    (67,914)    (34,412)
                                         ----------  ----------  ----------
INCOME (LOSS) BEFORE PROVISION FOR
  INCOME TAXES, EXTRAORDINARY CREDIT
  AND CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE. . . . . . . .       (88,740)     68,380      99,483
PROVISION FOR INCOME TAXES. . . . . .          -         35,300      33,800
                                         ----------  ----------  ----------
INCOME (LOSS) BEFORE EXTRAORDINARY
  CREDIT AND CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE. . .       (88,740)     33,080      65,683
EXTRAORDINARY CREDIT - Reduction of
  income taxes arising from carry-
  forward of prior year's operating
  losses. . . . . . . . . . . . . . .          -           -         33,800
                                         ----------  ----------  ----------
INCOME (LOSS) BEFORE CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE . . . . . . . . . . . . .       (88,740)     33,080      99,483

CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE. . . . . . . . . . . . . . .          -         21,600        -
                                         ----------  ----------  ----------
NET INCOME (LOSS) . . . . . . . . . .    $  (88,740) $   54,680  $   99,483
                                         ==========  ==========  ==========


EARNINGS (LOSS) PER COMMON SHARE:
  Before extraordinary credit. . . . .   $    (1.21) $      .45  $      .89
  Extraordinary credit . . . . . . . .         -          -             .46
  Cummulative effect of
    accounting change  . . . . . . . .         -            .29        -
                                         ----------  ----------  ----------
NET INCOME (LOSS) PER COMMON SHARE . .   $    (1.21) $      .74  $     1.35
                                         ==========  ==========   ==========

- --------------------------------------------------------------------------
              See Notes to Consolidated Financial Statement



                  BUCK HILL FALLS COMPANY AND SUBSIDIARY
                  ======================================

          CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
            FOR THE YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993

- --------------------------------------------------------------------------------------------
                                 .COMMON STOCK (1).                                TOTAL
                                  SHARES               ADDITIONAL               STOCKHOLDERS'
                                  ISSUED    AMOUNT      CAPITAL      DEFICIT       EQUITY
- --------------------------------------------------------------------------------------------
BALANCE, OCTOBER 31, 1992 . . .     73,537  $1,251,370  $  799,227   $(1,215,491)   $  835,106

NET INCOME. . . . . . . . . . .                                                         99,483         99,483
                                   -------  ----------  ----------   -----------    ----------
BALANCE, OCTOBER 31, 1993 . . .     73,537   1,251,370     799,227    (1,116,008)      934,589

NET INCOME. . . . . . . . . . .                                           54,680        54,680
                                   -------  ----------  ----------   -----------    ----------

BALANCE, OCTOBER 31, 1994 . . .     73,537   1,251,370     799,227    (1,061,328)      989,269

NET LOSS. . . . . . . . . . . .                                          (88,740)      (88,740)
                                   -------  ----------  ----------   -----------    ----------

BALANCE, OCTOBER 31, 1995 . . .     73,537  $1,251,370    $799,227   $(1,150,068)     $900,529
                                   =======  ==========  ==========   ===========    ==========

(1) No par value; authorized 105,000 shares.


- --------------------------------------------------------------------------------
                           See Notes to Consolidated Financial Statements





                  BUCK HILL FALLS COMPANY AND SUBSIDIARY
                  ======================================

                   CONSOLIDATED STATEMENT OF CASH FLOWS
           FOR THE YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993
- --------------------------------------------------------------------------
                                         1995         1994         1993
- --------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss). . . . . . . . .    $   (88,740)  $   54,680 $   99,483
                                        -----------   ---------- ----------
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities:
      Depreciation . . . . . . . . .        193,234      160,778    156,232
      Amortization . . . . . . . . .          4,740        4,740      1,580
      Gain on sale of property, plant
        and equipment. . . . . . . .        (25,389)      (2,000)      -
      Cumulative effect of change in
        accounting principle . . . .           -         (21,600)      -
      Deferred tax expense . . . . .           -          21,600       -
      Changes in assets and
        liabilities:
        Accounts receivable, trade .        (69,611)     (33,563)    (2,003)
        Prepaid expenses and other .         (7,230)       1,824     36,386
        Restricted cash. . . . . . .         32,077       (5,814)   (14,003)
        Deferred costs . . . . . . .           -            -       (23,683)
        Accounts payable, trade. . .        (77,087)      (5,250)    52,201
        Accrued expenses and other .        (36,332)      59,046   (115,807)
        Customer deposits. . . . . .        (32,082)       5,032     13,146
                                        -----------   ---------- ----------

         Total adjustments . . . . .        (17,680)     184,793    104,049
                                        -----------   ---------- ----------

         Net cash provided by
         (used in) operating
         activities. . . . . . . . .       (106,420)     239,473    203,532
                                        -----------   ---------- ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and
    equipment. . . . . . . . . . . .       (188,297)    (688,630)  (381,787)
Proceeds from sale of property, plant
  and equipment. . . . . . . . . . .         25,888        2,000       -
                                        -----------   ---------- ----------
        Net cash used in investing
          activities . . . . . . . .       (162,409)    (686,630)  (381,787)
                                        -----------   ---------- ----------


CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of debt. . . . . . . . .     (1,106,517)    (460,056)(1,151,554)
  Proceeds from issuance of debt . .      1,386,612      914,023  1,339,219
                                        -----------   ---------- ----------

        Net cash provided by
          financing activities . . .        280,095      453,967    187,665
                                        -----------   ---------- ----------

NET INCREASE IN CASH . . . . . . . .         11,266        6,810      9,410

CASH, BEGINNING OF YEAR. . . . . . .         20,194       13,384      3,974
                                        -----------   ---------- ----------

CASH, END OF YEAR. . . . . . . . . .    $    31,460   $   20,194 $   13,384
                                        ===========   ========== ==========

SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION:
    Cash paid (refunded) for:
      Interest . . . . . . . . . . .    $   164,375   $  129,634 $   70,065
                                        ===========   ========== ==========
    Income taxes . . . . . . . . . .    $      -      $     (500)$   25,546
                                        ===========   ========== ==========

SUPPLEMENTAL NONCASH INVESTING
  ACTIVITY:
  Liabilities incurred for purchase
  of property, plant and equipment .    $       -     $   61,711 $      -
                                        ===========   ========== ==========


- -------------------------------------------------------------------------
              See Notes to Consolidated Financial Statements
























                   BUCK HILL FALLS COMPANY AND SUBSIDIARY
                  ======================================
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- -------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        BASIS OF PRESENTATION

        The consolidated financial statements include the accounts of Buck Hill Falls Company and its wholly-owned subsidiary, Buck Hill Water Company (the "Company"). All significant intercompany balances and transactions are eliminated.

        The accompanying consolidated financial statements have been prepared on a going-concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $88,740 for the year ended October 31, 1995 and at October 31, 1995, the Company has a cumulative deficit of $1,150,068 and a working capital deficiency of $772,266. As described in Note 4, although the Company's line of credit is available through May 31, 1997, the ability to borrow under the line is contingent upon certain factors. As a result, continuation of the Company in its present form is dependent upon the successful maintenance of its debt terms, its ability to obtain additional financing if needed and the eventual achievement of sustained profitable operations.

        Management believes that revisions in the Company's operating requirements, including rate increases for amenities and the effect of the water rate increase implemented in August 1995, provide the opportunity for the Company to continue as a going concern. However, there is no assurance that management's actions will be successful, or if they are not successful, that the Company would be able to continue as a going concern.

   PROPERTY, PLANT AND EQUIPMENT

        The Company recognizes real and personal property to which it has title at cost.

        Depreciation is computed using both straight-line and accelerated methods over the estimated useful lives of the assets.

   DEFERRED COSTS

        Costs incurred for issuance of the 6-1/4% subordinated notes have been deferred and are amortized using the straight-line method over the term of the notes.









BUCK HILL FALLS COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------

   EARNINGS (LOSS) PER COMMON SHARE
   --------------------------------

        Earnings (loss) per common share is based on the weighted average number of shares outstanding (73,537 in 1995, 1994 and 1993).

   STATEMENT OF CASH FLOWS
   -----------------------

        For purposes of the statement of cash flows, restricted cash (Note
        2) is not considered to be cash since such funds are restricted in use for capital improvements and repairs to The Cottages at Buck Hill Falls.

   ACCOUNTING PRINCIPLES
   ---------------------

        In fiscal 1994, the Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. SFAS 109 requires an asset and liability approach for accounting and reporting for income taxes. The cumulative effect of the change in accounting principle as of November 1, 1993 resulted in a benefit to net income of approximately $21,600.


2. RESTRICTED CASH AND CUSTOMER DEPOSITS:

        The Company is responsible for repairs and replacements at The Cottages at Buck Hill Falls ("The Cottages"), a residential development. The Company has a funding program to meet this obligation, under which purchasers of properties in The Cottages pay a fee of $100 to $125 per month, depending on the type of residence. These fees are accounted for as customer deposits. A portion of the fee is placed in a restricted fund for long-range capital improvements for units in The Cottages and the balance of the fee is used for exterior maintenance of such residences. Under terms of restrictive covenants signed by purchasers of properties in The Cottages, the Company has management responsibility for these funds. Accumulated funds are held in separate savings accounts and are generally not available for expenditures for normal operations. If additional funds are needed for long-range capital improvements, the Company has the right, under the restrictive covenants, to increase regular assessments, pass special assessments or delay major repairs and replacements until funds are available. The Company seeks the advice of a special committee of property owners regarding the management of these funds.









BUCK HILL FALLS COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- ------------------------------------------------

3. PROPERTY, PLANT AND EQUIPMENT:

        The components of property, plant and equipment at October 31, 1995 and 1994 are summarized as follows:

                                              1995         1994
                                              ----         ----
        Land . . . . . . . . . . . . . .    $   445,831 $  446,330
        Buildings. . . . . . . . . . . .        941,913    932,136
        Recreational facilities. . . . .      1,384,356  1,356,771
        Sewer and water facilities . . .      1,340,588    423,168
        Machinery and equipment  . . . .        381,285    407,605
        Automotive equipment . . . . . .        163,069    122,943
        Furniture and fixtures . . . . .         92,528     92,528
        Construction in progress . . . .           -       832,211
                                            ----------- ----------

               Total . . . . . . . . . .      4,749,570  4,613,692

        Less accumulated depreciation. .     (1,993,179)(1,851,865)
                                            ----------- ----------

        Property, plant and equipment. .    $ 2,756,391 $2,761,827
                                            =========== ==========

4. LONG-TERM DEBT:

        Long-term debt at October 31, 1995 and 1994 is summarized as follows:

                                              1995         1994
                                              ----         ----
       Borrowings under revolving loan
         agreement (see below). . . . . .    $  816,120 $  797,708

       Note payable - bank, payable in
         monthly installments of $8,985,
         including interest at the bank's
         base rate (8.75% at October 31,
         1995) plus 1-1/2%, maturing
         May 4, 2015.  The loan is secured
         by a first mortgage on
         approximately 2,200 acres of land
         and land improvements located in
         Barrett Township, Monroe County,
         Pennsylvania, along with
         assessments and fee revenues . .       892,852    650,000

       Note payable - bank, payable in


         monthly installments of $1,250
         including interest at the bank's
         base rate (8.75% at October 31,
         1995) plus 1-1/4%, maturing
         November 2002.  The note is
         secured by a second mortgage on
         approximately 2,600 acres of
         land and land improvements
         located in Barrett Township,
         Monroe County, Pennsylvania.
         Additionally, a ten-year lease
         between the Company and the U.S.
         Postal Service is pledged as
         collateral . . . . . . . . . . .        55,697     60,677

       Note payable - bank, payable in
         monthly installments of $586
         including interest at 9.5%,
         maturing June 2000; secured by
         equipment with a depreciated
         cost of $22,330. . . . . . . . .        26,056       -

       Note payable - financial
         institution, payable in monthly
         Installments of $235 including
         interest at 11.5%, maturing July
         2000; secured by equipment with
         a depreciated cost of $8,973 . . .   10,188         -

       Note payable - bank, payable in
         monthly installments of $199
         including interest at the
         bank's base rate (8.75% at
         October 31, 1995) plus 1-1/2%,
         maturing December 15, 1996;
         secured by equipment with a
         depreciated cost of $2,368 . . .         2,690      4,747

       Note payable - bank, repaid in
         August 1995. . . . . . . . . . .          -        10,376
                                              --------- ----------
            Total . . . . . . . . . . . .     1,803,603  1,523,508

       Less current portion . . . . . . .       847,385    847,586
                                             ----------  ----------
       Long-term debt . . . . . . . . . .    $  956,218 $  675,922
                                             ========== ==========

        The Company has a secured revolving line of credit with a bank for $1,000,000. Borrowings under this agreement bear interest at the prime rate (8.75% at October 31, 1995) plus 1-1/2%. Approximately 2,600 acres of land and land improvements located in Barrett Township, Monroe County, Pennsylvania are pledged as collateral,
        along with dues, assessments and fee revenues.    The line of
        credit is available through May 31, 1997, although amounts borrowed are payable on demand. The ability to borrow under the line is contingent upon the Company maintaining a satisfactory


BUCK HILL FALLS COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- ------------------------------------------------
        financial position and subject to annual review by the bank of the Company's financial statements. If, in the opinion of the authorized lending officers of the bank, the Company's credit worthiness materially declines, the credit line will cease to be available for future draws and any existing balance will be required to be fully amortized over a reasonable term.

        The aggregate principal payments required on long-term debt at October 31, 1995 are as follows:


        YEARS ENDING OCTOBER 31:
        -----------------------
        [S]                                                    [C]
            1996 . . . . . . . . . . . . . . . . . . . . . . . $  847,385
            1997 . . . . . . . . . . . . . . . . . . . . . . .     31,889
            1998 . . . . . . . . . . . . . . . . . . . . . . .     33,956
            1999 . . . . . . . . . . . . . . . . . . . . . . .     36,802
            2000 . . . . . . . . . . . . . . . . . . . . . . .     36,022
            Thereafter . . . . . . . . . . . . . . . . . . . .    817,549
                                                               ----------
                       Total . . . . . . . . . . . . . . . . . $1,803,603
                                                               ==========

5. ACCRUED EXPENSES AND OTHER
          CURRENT LIABILITIES:

        Accrued expenses and other current liabilities are comprised of the following at October 31, 1995 and 1994:

                                                 1995        1994
                                                 -----       ----
        Real estate taxes. . . . . . . . .     $ 66,879   $ 60,746
        Unearned revenue . . . . . . . . .       51,796     70,006
        Professional fees. . . . . . . . .       21,780     35,079
        Wages and employee withholdings. .       15,923     26,742
        Vacation pay . . . . . . . . . . .       11,406      9,002
        Interest . . . . . . . . . . . . .        9,673     12,533
        Other taxes. . . . . . . . . . . .        5,898      5,579
                                               --------   --------
              Total. . . . . . . . . . . .     $183,355   $219,687
                                               ========   ========

6. SUBORDINATED DEBT:

        The 6-1/4% subordinated notes are due July 1, 1998. The notes may be redeemed prior to maturity at the election of the Company upon at least 30 days written notice to the holders thereof, in whole or in multiples of $1,000. The redemption price is equal to the principal amount plus accrued interest to the date fixed for redemption. No premium is payable upon redemption.



BUCK HILL FALLS COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- ------------------------------------------------
7. INCOME TAXES:

        Significant components of the Company's deferred tax assets as of October 31, 1995 and 1994 are as follows:

                                                           1995     1994
                                                           ----     ----
         Deferred tax assets:
           Net operating loss carryforwards . . . . .  $219,600  $191,000
           Allowance for bad debts. . . . . . . . . .    24,700    11,100
           Accrued vacation . . . . . . . . . . . . .       800     1,000
           Unearned revenue . . . . . . . . . . . . .    13,800    20,000
           Depreciation . . . . . . . . . . . . . . .     2,900    14,000
           Reorganization cost. . . . . . . . . . . .    42,300    43,700
                                                       --------  --------

                                                        304,100   280,800

               Valuation allowance . . . . . . . . .   (304,100) (280,800)
                                                       --------  --------

                   Total . . . . . . . . . . . . . .   $   -     $   -
                                                       ========  ========

        The Company has established a valuation allowance for deferred tax assets. SFAS 109 requires that such a valuation allowance be recorded when it is more likely than not that the deferred tax assets will not be realized.

        The provision for income taxes is comprised of the following:

                                           1995    1994     1993
                                           ----    ----     ----

       Current:
         Federal . . . . . . . . . . .   $  -    $   -    $33,800
         State . . . . . . . . . . . .      -      13,700    -
       Deferred federal, net of tax
         benefit of operating loss
         carryforward of approximately
         $34,800 in 1995 . . . . . . .      -      21,600    -
                                         ------   ------- -------

             Total . . . . . . . . . .      0      35,300  33,800
                                         ======   =======  ======

        A reconciliation between the expected statutory income tax rate and the effective income tax rate on income before income taxes is summarized as follows:


BUCK HILL FALLS COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- ------------------------------------------------

                                            . . . .1995 . . .  . . .1994 . . . . . . . .1993 . . .
                                            AMOUNT    PERCENT   AMOUNT   PERCENT  AMOUNT   PERCENT

       Provision (credit) at expected
         statutory rate . . . . . . . . .   $(19,500) 22.0%     $15,000  22.0%    $33,800  34.0%
       State income tax, net of federal
         income tax benefit . . . . . . .     (8,300)   -        11,800  17.3        -       -
       Change in valuation allowance. . .     26,100  22.1        7,500  10.9        -       -
       Other. . . . . . . . . . . . . . .      1,700  (0.1)       1,000   1.4        -       -
                                            -------- -----      -------  ----     -------  ----

       Effective income tax provision
         and rate . . . . . . . . . . . .   $   -      -        $35,300  51.6%    $33,800  34.0%
                                            ======== =====      =======  ====     =======  ====

        At October 31, 1995, the Company has approximately $654,000 and $883,700 of net operating losses available to carryforward for federal and state income tax purposes, respectively. The federal net operating loss carryforwards will expire between fiscal 2008 and 2010 and the state net operating loss carryforwards will expire between fiscal 1996 and 1998.

8. COMMITMENTS:

        At October 31, 1995, the Company was obligated under various noncancelable operating leases for golf carts and office equipment. The Company anticipates these leases will be replaced by other leases in the normal course of business. Minimum future rental obligations under noncancelable operating leases in effect at October 31, 1995 are as follows:

       YEARS ENDING OCTOBER 31:
       -----------------------
         1996    . . . . . . . . . . . . . . . . . . . . .  $ 112,679
         1997    . . . . . . . . . . . . . . . . . . . . .     70,829
         1998    . . . . . . . . . . . . . . . . . . . . .     49,876
         1999    . . . . . . . . . . . . . . . . . . . . .     34,830
                                                            ---------

                 Total minimum payments required            $ 268,214
                                                            =========

        Rentals charged to operations were $124,151, $85,230 and $81,708 in 1995, 1994 and 1993, respectively.



BUCK HILL FALLS COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- ------------------------------------------------
9. CONTINGENCIES:

        The Company was informed by the Department of Environmental Protection (DEP) that it must install and begin operation of a continuous water filtration and disinfection system pursuant to amendments to the Pennsylvania Safe Drinking Water Act enacted in 1989 no later than May 1993. The Company began installation of the water treatment system, however, due to circumstances beyond its control, was delayed and not able to meet DEP's deadline. The filtration system was placed into service, inspected and a final permit authorizing operation was issued by DEP on February 7, 1995. Under regulations, DEP can assess a civil penalty against the Company up to $5,000 per day for the violation.

        Legal counsel has assisted the Company in discussion with its consultants and DEP regarding this matter. DEP intended to wait until the Company complied with the regulations and completed installation of the system prior to considering any formal action, including assessing civil penalties against the Company. DEP has taken no formal action against the Company in regard to its delayed compliance. In the event a civil penalty is assessed, the Company has thirty days to appeal by filing an action with the Environmental Hearing Board to contest either the amount of the penalty or the fact of the violation. Legal counsel believes there are defenses on behalf of the Company concerning any claimed civil penalty. However, management and legal counsel are unable to determine whether DEP will take any formal action or the possible effects of this matter, if any.


        The Company is a defendant in a declaratory judgment action filed in 1995 wherein the plaintiffs ask for a declaratory judgment determining the rights of the individual plaintiffs and others under certain covenants imposed by the Company, rights to the use of Company owned common areas and the right to the Company to assess owners for the purpose of retiring debt. The suit also challenges the right of the Company to make assessments and dues charges and seeks an injunction against collection actions filed by the Company and against the sale or subdivision of any lands which make up The Buck Hill Falls community, except subdivided residential building lots in the normal course of business. The plaintiffs also ask the Court to declare that the Company has waived all rights to make assessment and dues charges and that members of the Lot and Cottage Owners' Association of Buck Hill Falls (the "Association") have common ownership rights, interest or easement rights in all Company property.

        No monetary damages are sought. However, in the opinion of legal counsel, a judgment in favor of the plaintiffs would have a material adverse effect on the Company.







BUCK HILL FALLS COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- ------------------------------------------------

        Settlement negotiations are being pursued. The Company and the Association drafted an agreement which will provide for a joint committee, consisting of members of the Company and the Association, who will recommend the amount of annual dues to be approved by the Company's Board of Directors. Special assessments related to capital expenditures that benefit the community will be consolidated with annual dues. Special assessments related to acquire property, repay debt, develop land, etc., will be considered if the Company grants property owners an option to purchase common stock in consideration for payment of this special assessment. Upon adoption of the draft agreement, the Company will dismiss its collection actions against those Association members involved in the declaratory judgment, the Association will dismiss its declaratory action against the Company, the Association will exercise efforts to cause individual plaintiffs to concur in dismissal of the declaratory judgment and to pay in full their dues assessments. The Company's Board of Directors unanimously approved the terms of the draft agreement. Management believes the Association's Board of Directors will adopt the terms of the draft agreement and the aforementioned declaratory judgment will be dismissed.


10.     SIGNIFICANT CONCENTRATIONS OF CREDIT RISK:

        The Company provides recreational facilities, water and sewage services, and miscellaneous maintenance services, and grants credit, primarily to residents of Buck Hill Falls, Monroe
        County, Pennsylvania.

        All cash and restricted cash is maintained in one bank and insured by the Federal Deposit Insurance Corporation up to $100,000.












- -----------------------------------------------------------------











                          INTERIM FINANCIAL DATA
                  BUCK HILL FALLS COMPANY AND SUBSIDIARY
                  ======================================

                   CONDENSED CONSOLIDATED BALANCE SHEET
- --------------------------------------------------------------------------
                                                APRIL 30,
                                                  1996       OCTOBER 31,
                                               (UNAUDITED)      1995*
- --------------------------------------------------------------------------
                                  ASSETS
                                  ======
CURRENT ASSETS:
  Cash . . . . . . . . . . . . . . . . .         $   64,152    $   31,460
  Accounts receivable, net . . . . . . .            220,144       245,369
  Prepaid expenses and other current
    assets . . . . . . . . . . . . . . .             13,795        30,228
                                                 ----------    ----------
      Total current assets . . . . . . .            298,091       307,057

RESTRICTED CASH. . . . . . . . . . . . .             85,616        73,799
PROPERTY, PLANT AND EQUIPMENT, Net . . .          2,699,387     2,756,391
DEFERRED COSTS, Net. . . . . . . . . . .             10,253        12,623
                                                 ----------    ----------
      TOTAL. . . . . . . . . . . . . . .         $3,093,347    $3,149,870
                                                 ==========    ==========

                   LIABILITIES AND STOCKHOLDERS' EQUITY
                   ====================================

CURRENT LIABILITIES:
  Note payable, unsecured . . . . . . .          $   11,300    $   11,300
  Current portion of long-term debt . .             946,562       847,385
  Accounts payable, trade . . . . . . .              12,356        37,283
  Accrued expenses and other. . . . . .             305,587       183,355
                                                 ----------    ----------
      Total current liabilities . . . .           1,275,805     1,079,323

CUSTOMER DEPOSITS . . . . . . . . . . .              85,616        73,800
LONG-TERM DEBT. . . . . . . . . . . . .             952,244       956,218
6-1/4% SUBORDINATED NOTES . . . . . . .             140,000       140,000
                                                 ----------    ----------
      Total liabilities . . . . . . . .           2,453,665     2,249,341
                                                 ----------    ----------

STOCKHOLDERS' EQUITY:
  Common stock. . . . . . . . . . . . .           1,251,370     1,251,370
  Contributed capital . . . . . . . . .             799,227       799,227
  Deficit . . . . . . . . . . . . . . .          (1,410,915)   (1,150,068)
                                                 ----------    ----------
      Total stockholders' equity. . . .             639,682       900,529
                                                 ----------    ----------
        TOTAL . . . . . . . . . . . . .          $3,093,347    $3,149,870
                                                 ==========    ==========

               *Condensed from audited financial statements
           The accompanying notes are an integral part of these
               condensed consolidated financial statements.

                  BUCK HILL FALLS COMPANY AND SUBSIDIARY
                  =======================================

              CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                                  (UNAUDITED)
- ------------------------------------------------------------------------------------
                                            SIX MONTHS ENDED      THREE MONTHS ENDED
                                          ......APRIL 30......   ......APRIL 30.....
                                            1996       1995       1996       1995
- ------------------------------------------------------------------------------------
REVENUES . . . . . . . . . . . . . . .    $ 631,603  $ 633,715    $ 339,990  $ 332,524

COST OF REVENUES . . . . . . . . . . .      679,610    607,509      355,654    342,411
                                          ---------  ---------    ---------  ---------
GROSS (LOSS) PROFIT FROM OPERATIONS. .      (48,007)    26,206      (15,664)    (9,887)

GENERAL AND ADMINISTRATIVE EXPENSES. .      164,116    261,149      101,501    131,946
                                          ---------  ---------    ---------  ---------
LOSS FROM OPERATIONS . . . . . . . . .     (212,123)  (234,943)    (117,165)  (141,833)
                                          ---------  ---------    ---------  ---------
OTHER INCOME (EXPENSE):
  Miscellaneous. . . . . . . . . . . .       39,367     59,170       16,398     21,974
  Interest expense . . . . . . . . . .      (88,092)   (72,938)     (38,767)   (31,842)
  Capitalized interest . . . . . . . .        -         21,455        -          5,528
                                          ---------  ---------    ---------  ---------
    Other income (expense), net. . . .      (48,725)     7,687      (22,369)    (4,340)
                                          ---------  ---------    ---------  ---------

NET LOSS . . . . . . . . . . . . . . .    $(260,848) $(227,256)   $(139,534) $(146,173)
                                          =========  =========    =========  =========

WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING. . . . . . . . . . . . .       73,537     73,537       73,537     73,537

NET LOSS PER COMMON SHARE. . . . . . .    $   (3.55) $   (3.09)   $   (1.90) $   (1.99)
                                          =========  =========    =========  =========





           The accompanying notes are an integral part of these condensed consolidated financial statements.












                  BUCK HILL FALLS COMPANY AND SUBSIDIARY
                  ======================================

              CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                             (UNAUDITED)
- --------------------------------------------------------------------------
                                                       SIX MONTHS ENDED
                                                    .......APRIL 30......
                                                     1996        1995
- --------------------------------------------------------------------------
CASH PROVIDED BY (USED IN):
  OPERATING ACTIVITIES:
    Net loss . . . . . . . . . . . . . . . . .      $(260,848)   $(227,256)
    Adjustments for noncash charges:
      Depreciation and amortization. . . . . .        107,011       89,823
      Gain on sale of land . . . . . . . . . .           -         (15,013)
    Changes in assets and liabilities  . . . .        141,333      133,478
                                                    ---------    ---------

      Net cash used in operating activities. .        (12,504)     (18,968)
                                                    ---------    ---------

  INVESTING ACTIVITIES:
    Purchase of property and equipment . . . .        (50,007)     (94,411)
    Proceeds from sale of land . . . . . . . .          -           15,513
                                                    ---------    ---------
      Net cash used in investing activities. .        (50,007)     (78,898)
                                                    ---------    ---------

  FINANCING ACTIVITIES:
    Proceeds from issuance of debt . . . . . .        171,014      102,270
    Repayment of debt. . . . . . . . . . . . .        (75,811)      (7,008)
                                                    ---------    ---------
      Net cash provided by financing
        activities . . . . . . . . . . . . . .         95,203       95,262
                                                    ---------    ---------
INCREASE (DECREASE) IN CASH. . . . . . . . . .         32,692       (2,604)

CASH, BEGINNING OF PERIOD. . . . . . . . . . .         31,460       20,194
                                                    ---------    ---------
CASH, END OF PERIOD. . . . . . . . . . . . . .      $  64,152    $  17,590
                                                    =========    =========

CASH PAYMENTS FOR:
  Interest . . . . . . . . . . . . . . . . . .      $  92,467    $  58,298
                                                    =========    =========

           The accompanying notes are an integral part of these condensed consolidated financial statements.









                     BUCK HILL FALLS COMPANY AND SUBSIDIARY
                  ======================================

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------

NOTE 1: BASIS OF PRESENTATION

             Although the interim condensed consolidated financial statements of Buck Hill Falls Company and Subsidiary (the "Company") are unaudited, it is the opinion of the Company's management that all normal recurring adjustments necessary for a fair statement of the results for the interim periods presented have been reflected therein. The results of operations for any interim period are not necessarily indicative of results that may be expected for the entire year.

             These statements should be read in conjunction with the consolidated financial statements and related notes included in the Company's annual report on Form 10-K for the year ended October 31, 1995.

































                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 13.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

             The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the Registrant.

             Securities and Exchange Commission
               registration fee . . . . . . . . .      $    734
             Accountants' fees and expenses . . .         7,500
             Legal fees and expenses. . . . . . .        35,000
             Blue sky qualification fees
               and expenses . . . . . . . . . . .         2,000
             Miscellaneous. . . . . . . . . . . .         4,766
                                                       --------
             TOTAL. . . . . . . . . . . . . . . .      $ 50,000
                                                       ========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

             Under Sections 1741-1750 of the Pennsylvania Business Corporation Law, as amended, the Company has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a director or officer of the Company if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provision.

             Article 21 of the By-laws of the Company provides that the Company is authorized to indemnify any of its directors and officers who is a party to, or threatened to be made a party to, or called as a witness in connection with any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. There is a presumption that the person is entitled to indemnification unless either a majority of the directors who are not involved in such proceeding, or if there are fewer








than three such directors, the holders of one-third of the outstanding shares of the Company, determine that the person is not entitled to such presumption.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

             None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

             (a)  Exhibits
Exhibit
  No.
- -------

3.1          Articles of Incorporation, as amended.

3.2          By-laws, as amended.

5*      Opinion of Wolf, Block, Schorr and Solis-Cohen with respect to the legality of the securities being offered.

10.1.1 Loan Agreement, dated July 24, 1992, between Penn Security Bank and Trust Company and the Registrant - Incorporated by reference to Exhibit 10.6.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1992, filed with the Commission on February 24, 1993.

10.1.2       Promissory Note, dated July 24, 1992, issued by the
             Registrant to Penn Security Bank and Trust Company -
             Incorporated by reference to Exhibit 10.6.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1992, filed with the Commission on February 24, 1993.

10.1.3 Open-End Mortgage, dated July 24, 1992, issued by the Registrant to Penn Security Bank and Trust Company -
             Incorporated by reference to Exhibit 10.6.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1992, filed with the Commission on February 24, 1993.

10.1.4 Collateral Assignment of Dues, Assessments and Fee Income, dated July 24, 1992, issued by the Registrant to Penn Security Bank and Trust Company - Incorporated by reference to Exhibit 10.6.4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1992, filed with the Commission on February 24, 1993.

10.2 Loan Agreement, dated August 12, 1993, between the Registrant and Penn Security Bank and Trust Company, incorporated by reference to Exhibit 10.8 to the Registrant's Annual Report on







             Form 10-K for the fiscal years ended October 31, 1994 and 1993.

10.3 Loan Agreement, dated May 4, 1995, between the Buck Hill Water Company and Penn Security Bank and Trust Company, incorporated by reference to Exhibit 10.9 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
             October 31, 1995.

10.4 Agreement dated June 8, 1996, between the Company and the Lot and Cottage Owners' Association of Buck Hill Falls, Inc.

21      List of Subsidiaries of the Registrant.

22.1         Consent of Independent Certified Public Accountants and
             Report on Schedules.

22.3 Consent of Wolf, Block, Schorr and Solis-Cohen (included as part of Exhibit 5).

24      Power of Attorney (included on signature page of this
             Registration Statement).


- ----------------------


*    To be filed by amendment

             (b)  Consolidated Financial Statement Schedules

             See page S-1 for an Index to the Consolidated Financial Statement Schedules filed with this Registration Statement.



             All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable or the required information is given in the consolidated financial statements or notes thereto, and therefore have been omitted.



ITEM 17.  UNDERTAKINGS.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.







In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, at Buck Hill Falls, Pennsylvania, on the 19th day of July, 1996.


                                      BUCK HILL FALLS COMPANY


                                      By: /s/ David B. Ottaway
                                          -------------------------------
                                                   David B. Ottaway
                                                   Chairman and President































             Each person whose signature appears below constitutes and appoints David B. Ottaway and Anthony C. Bowe, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capabilities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE            TITLE                         DATE
       ---------           ------                        -----
/s/ David B. Ottaway
- -----------------------     Chairman and President,      July 19, 1996
David B. Ottaway            Director (Principal
                            Executive Officer)

/s/ Anthony C. Bowe
- ---------------------- Vice President, Treasurer    August 1, 1996
Anthony C. Bowe             and Chief Financial Officer
                            (Principal Financial and
                            Accounting Officer)


- ---------------------- Director                     July    , 1996
George J. Byron                                               ---

/s/ Frank J. Dracos
- ---------------------- Director                     August 2, 1996
Frank J. Dracos, M.D.


- ---------------------- Director                     July    , 1996
Edwin A. Gee                                             ---

/s/ Grace M. Godshalk
- ---------------------- Director                     July 29, 1996
Grace M. Godshalk

/s/ Clifford Press
- ---------------------- Director                     July 29, 1996
Clifford Press

/s/ James T. Sygenda
- ---------------------- Director                     July 29, 1996
James T. Sygenda

/s/ Richard C. Unger
- ---------------------- Director                     Jul 29, 1996
Richard C. Unger, Jr.

            INDEX TO CONSOLIDATED FINANCIAL STATEMENT SCHEDULES
            ===================================================



Property, Plant and Equipment for the Years Ended
   October 31, 1995, 1994 and 1993 . . . . . . . . . . . . . . . . . . S-2
Accumulated Depreciation of Property, Plant and
   Equipment for the Years Ended October 31, 1995,
   1994 and 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . S-3
Valuation and Qualifying Accounts for the Years Ended
   October 31, 1995, 1994 and 1993 . . . . . . . . . . . . . . . . . . S-4
Short-term Borrowings for the Years Ended
   October 31, 1995, 1994 and 1993 . . . . . . . . . . . . . . . . . . S-5
Supplementary Statement of Operations Information for
   the Years Ended October 31, 1995, 1994 and 1993 . . . . . . . . . . S-6






























                                       BUCK HILL FALLS COMPANY AND SUBSIDIARY
                                       ======================================

                                                       SCHEDULE V
                                            PROPERTY, PLANT AND EQUIPMENT
                           FOR THE YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993

- ----------------------------------------------------------------------------------------------------
                               BALANCE AT                              OTHER CHANGES -
                               BEGINNING    ADDITIONS                   ADD (DEDUCT) -  BALANCE AT
       CLASSIFICATION           OF YEAR     AT COST (1)  RETIREMENTS       DESCRIBE     END OF YEAR
- ----------------------------------------------------------------------------------------------------

    FOR THE YEAR ENDED
     OCTOBER 31, 1995
     ----------------
Land . . . . . . . . . . . .   $  446,330                 $    (500)                     $  445,831
Buildings. . . . . . . . . .      932,136    $   9,777                                      941,913
Recreational facilities. . .    1,356,771       27,585                                    1,384,356
Sewer and water facilities .      423,168       37,100                  $ 880,320 (2)     1,340,588
Machinery and equipment. . .      407,605       25,600       (51,920)                       381,285
Automotive equipment . . . .      122,943       40,126                                      163,069
Furniture and fixtures . . .       92,528                                                    92,528
Construction in progress . .      832,211       48,109                   (882,320)(2)         -
                               ----------    ---------    ----------    ---------         ---------
             TOTALS            $4,613,692    $ 188,297    $  (52,420)   $  (2,000)       $4,749,570
                               ==========    =========    ==========    =========        ==========

    FOR THE YEAR ENDED
     OCTOBER 31, 1994
     ----------------

Land . . . . . . . . . . . .   $  446,330                                                $  446,330
Buildings. . . . . . . . . .      913,356    $  18,780                                      932,136
Recreational facilities. . .    1,253,568      103,203                                    1,356,771
Sewer and water facilities .      407,854       15,314                                      423,168
Machinery and equipment. . .      397,080       10,525                                      407,605
Automotive equipment . . . .      121,127       18,091    $ (16,275)                        122,943
Furniture and fixtures . . .       79,042       13,486                                       92,528
Construction in progress . .      822,980      509,231 (1)                                  832,211
                               ----------    ---------    ----------    ---------         ---------
             TOTALS            $3,941,337    $ 688,630    $  (16,275)   $   -            $4,613,692
                               ==========    =========    ==========    =========        ==========










- ----------------------------------------------------------------------------------------------------
                               BALANCE AT                              OTHER CHANGES -
                               BEGINNING    ADDITIONS                   ADD (DEDUCT) -  BALANCE AT
       CLASSIFICATION           OF YEAR     AT COST (1)  RETIREMENTS       DESCRIBE     END OF YEAR
- ----------------------------------------------------------------------------------------------------

    FOR THE YEAR ENDED
     OCTOBER 31, 1993
     ----------------
Land . . . . . . . . . . . .   $  446,330                                                $  446,330
Buildings. . . . . . . . . .      911,756    $   1,600                                      913,356
Recreational facilities. . .    1,196,063       57,505                                    1,253,568
Sewer and water facilities .      405,035        2,819                                      407,854
Machinery and equipment. . .      368,641       28,439                                      397,080
Automotive equipment . . . .       98,637       22,490                                      121,127
Furniture and fixtures . . .       78,388          654                                       79,042
Construction in progress . .       54,700      268,280 (1)                                  322,980
                               ----------    ---------    ----------    ---------         ---------
             TOTALS            $3,559,550    $ 381,787    $     -       $   -            $3,941,337
                               ==========    =========    ==========    =========        ==========


(1)  Installation of water treatment system.
(2)  Reclassification.
































                                     BUCK HILL FALLS COMPANY AND SUBSIDIARY
                                     ======================================

                                                   SCHEDULE VI
                                         ACCUMULATED DEPRECIATION OF
                                        PROPERTY, PLANT AND EQUIPMENT
                     FOR THE YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993

- ----------------------------------------------------------------------------------------------------
                                            ADDITIONS
                               BALANCE AT   CHARGED TO                OTHER CHANGES -
                               BEGINNING    COSTS AND                  ADD (DEDUCT) -  BALANCE AT
       CLASSIFICATION           OF YEAR     EXPENSES    RETIREMENTS     DESCRIBE       END OF YEAR
- ----------------------------------------------------------------------------------------------------

    FOR THE YEAR ENDED
     OCTOBER 31, 1995
    ------------------
Buildings. . . . . . . . . .   $  358,388   $  18,470                                   $  376,858
Recreational facilities. . .      712,839      77,872                                      790,711
Sewer and water facilities .      266,929      46,715                                      313,644
Machinery and equipment. . .      352,683      20,142    $ (51,920)                        320,905
Automotive equipment . . . .       91,893      22,480                                      114,373
Furniture and fixtures . . .       69,133       7,555                                       76,688
                               ----------    --------    ----------    ---------        ----------
             TOTALS            $1,851,865    $193,234    $ (51,920)    $   -            $1,933,179
                               ==========    =========    =========    =========        ==========

    FOR THE YEAR ENDED
     OCTOBER 31, 1994
    ------------------
Buildings. . . . . . . . . .   $  339,606   $  18,782                                   $  358,388
Recreational facilities. . .      644,028      68,811                                      712,839
Sewer and water facilities .      255,152      11,777                                      266,929
Machinery and equipment. . .      312,904      39,799                                      352,683
Automotive equipment . . . .       93,744      14,424    $ (16,275)                         91,893
Furniture and fixtures . . .       61,928       7,205                                       69,133
                               ----------    --------    ----------    ---------        ----------
             TOTALS            $1,707,362    $160,788    $ (16,275)    $   -            $1,851,865
                               ==========    ========    ==========    =========        ==========















- ----------------------------------------------------------------------------------------------------
                                            ADDITIONS
                               BALANCE AT   CHARGED TO                OTHER CHANGES -
                               BEGINNING    COSTS AND                  ADD (DEDUCT) -  BALANCE AT
       CLASSIFICATION           OF YEAR     EXPENSES    RETIREMENTS     DESCRIBE       END OF YEAR
- ----------------------------------------------------------------------------------------------------

    FOR THE YEAR ENDED
     OCTOBER 31, 1993
    ------------------
Buildings. . . . . . . . . .   $  320,290   $  19,316                                   $  339,606
Recreational facilities. . .      584,752      59,276                                      644,028
Sewer and water facilities .      243,806      11,346                                      255,152
Machinery and equipment. . .      266,720      46,184                                      312,904
Automotive equipment . . . .       79,687      14,057                                       93,744
Furniture and fixtures . . .       55,875       6,053                                       61,928
                               ----------    --------    ----------    ---------        ----------
             TOTALS            $1,551,130    $156,232    $    -        $   -            $1,707,362
                               ==========    =========   ==========    =========        ==========





































                             BUCK HILL FALLS COMPANY AND SUBSIDIARY
                             ======================================

                                               SCHEDULE VII
                                  VALUATION AND QUALIFYING ACCOUNTS
                         YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993

- ------------------------------------------------------------------------------------------------------------
                                                         ADDITIONS
                                                 ---------------------------
                                    BALANCE AT   CHARGED TO    CHARGED TO     OTHER CHANGES -
                                    BEGINNING     COSTS AND   OTHER ACCOUNT -  ADD (DEDUCT) -   BALANCE AT
YEAR       DESCRIPTION               OF YEAR       EXPENSES     DESCRIBE         DESCRIBE      END OF YEAR
- -------------------------------------------------------------------------------------------------------------

1995  Allowance for doubtful
        accounts . . . . . . . .    $35,000      $150,631                     $(105,771) (1)   $  79,860
      Accumulated amortization,
        deferred costs . . . . .     17,363         4,740 (2)                                     12,623

1994  Allowance for doubtful
        accounts . . . . . . . .     35,000        95,241                       (95,241) (1)      35,000
      Accumulated amortization,
        deferred costs . . . . .     22,103         4,740 (2)                                     17,363

1993  Allowance for doubtful
        accounts . . . . . . . .     25,000       101,420                       (91,420) (1)      35,000
      Accumulated amortization,
        deferred costs . . . . .     23,683         1,580 (2)                                     22,103


(1)    Accounts written off.

(2) Amounts represent amortization of deferred costs incurred for issuance of the 6-1/4% subordinated notes.





















                  BUCK HILL FALLS COMPANY AND SUBSIDIARY
                  ======================================

                                SCHEDULE IX
                           SHORT-TERM BORROWINGS
                YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993


- ----------------------------------------------------------------------------------------------------
                                                    MAXIMUM           AVERAGE        WEIGHTED
                                     WEIGHTED        AMOUNT           AMOUNT         AVERAGE
  CATEGORY OF                        AVERAGE      OUTSTANDING       OUTSTANDING      INTEREST
  AGGREGATE          BALANCE AT      INTEREST        DURING            DURING       RATE DURING
  BORROWINGS         END OF YEAR       RATE         THE YEAR          THE YEAR       THE YEAR
- ----------------------------------------------------------------------------------------------------
Commercial paper:
          1995          $11,300          5%          $11,300          $11,300          5%
          1994          $11,300          5%          $11,300          $11,300          5%
          1993          $11,300          5%          $11,300          $11,300          5%


Commercial paper represents an unsecured borrowing with no specified repayment terms from the Lot and Cottage Owners Association of Buck Hill Falls.

The average amount outstanding during the year represents the average monthly principal balances outstanding during the year.

The weighted average interest rate during the year was computed by dividing the actual interest expense incurred on short-term borrowings by the average amount outstanding during the year.

























                  BUCK HILL FALLS COMPANY AND SUBSIDIARY
                  ======================================

                                SCHEDULE X
             SUPPLEMENTARY STATEMENT OF OPERATIONS INFORMATION
                YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993


- --------------------------------------------------------------------------
                   ITEM                     CHARGED TO COSTS AND EXPENSES
- --------------------------------------------------------------------------
                                            1995       1994       1993
                                            -----      ----       ----
Maintenance and repairs . . . . . . . .  $ 137,058   $116,301  $145,794
                                         =========   ========  ========

Depreciation and amortization of
  intangible assets, pre-operating costs
  and similar deferrals:
  Depreciation. . . . . . . . . . . . .  $ 193,234   $160,778  $156,232
  Deferred debt issuance costs. . . . .      4,740      4,740     1,580
                                         ---------   --------  --------

                                         $ 197,974   $165,518  $157,812
                                         =========   ========  ========

Taxes, other than payroll and
  income taxes:
  Real estate. . . . . . . . . . . . .   $  83,120   $ 60,746  $ 59,896
  Capital stock. . . . . . . . . . . .       8,647      4,226     4,754
                                         ---------   --------  --------

                                         $  91,767   $ 64,972  $ 64,650
                                         =========   ========  ========

Royalties, amortization and advertising costs are not set forth inasmuch as such items do not exceed 1% of gross revenues as shown in the consolidated statement of operations.

















                      LIST OF EXHIBITS ATTACHED HERETO
                      -------------------------------

        3.1            Articles of Incorporation, as amended.

        3.2            By-laws, as amended.

       10.4 Agreement dated June 8, 1996, between the Company and the Lot and Cottage Owners' Association of Buck Hill Falls, Inc.

       21              List of Subsidiaries of the Registrant.

       22.1 Consent of Independent Certified Public Accountants and Report on Schedules.